As Filed with the Securities and Exchange Commission on November 22, 1999
                                                      Registration No. 333-82585


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                                 AMENDMENT NO. 2
                                       TO
                        FORM SB-2, REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                 ---------------

                                 Docuport, Inc.
                 (Name of small business issuer in its charter)

    Delaware                          3577                       22-3649272
(State or other
jurisdiction of                (Primary Standard
 incorporation                     Industrial                 (I.R.S. Employer
or organization)             Classification Number)          Identification No.)

                      1155 Rene Levesque West - Suite 3500
                                   P.O. Box 60
                          Montreal, PQ, H3B 3T6, Canada
                                 (514) 878-0098
                        (Address and telephone number of
               principal executive offices and place of business)

                Raja S. Tuli, Chairman of the Board of Directors
                                 Docuport, Inc.
                      1155 Rene Levesque West - Suite 3500
                                   P.O. Box 60
                          Montreal, PQ, H3B 3T6, Canada
                                 (514) 878-0098
                                 (514) 866-3630
                          (Name, address and telephone
                          number of agent for service)

                                   Copies to:

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701

                                 ---------------

      Approximate date of proposed sale to the public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________________.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------
    Title of      Amount to be     Proposed        Proposed         Amount of
  securities to    registered       Maximum         Maximum     registration fee
  be registered                 Offering Price     Aggregate
                                  Per Share(1)  Offering Price
--------------------------------------------------------------------------------
Common Stock,
par value $0.001    1,322,500        $2.00        $2,645,000         $735.31
--------------------------------------------------------------------------------
Common Stock,         172,500(2)      $.10           $17,250           $4.80
par value $0.001
--------------------------------------------------------------------------------
Common Stock,          83,333(3)     $2.00          $166,666          $46.33
par value $0.001
--------------------------------------------------------------------------------
Common Stock,          50,000(4)     $2.00          $100,000          $27.80
par value $0.001
--------------------------------------------------------------------------------
                                                     Total           $814.24
                                               Registration Fee
--------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Issuable upon exercise of the Common Stock Purchase Warrants included in the units purchased in the 1996 private offering.

(3) Issuable upon the exercise of options held by an officer of Docuport, Inc.


(4) Issuable upon the exercise of options held by a third-party which introduced Docuport, Inc. to one of its officers and directors.

      This prospectus relates to 1,628,333 shares of our common stock and includes shares of our common stock underlying common stock purchase warrants and options owned by the persons named in this prospectus under the caption "Selling Stockholders." The shares were acquired by the selling stockholders in various transactions, all of which were exempt from registration under the Securities Act of 1933. The shares registered by this prospectus may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. The shares of our common stock may be sold directly or through brokers or dealers.


      We will receive no part of the proceeds of any sales of our common stock as a result of this offering. We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                 SUBJECT TO COMPLETION, DATED November 22, 1999


PROSPECTUS


                                1,628,333 shares


                                  DOCUPORT, INC

                                  Common Stock


      This is the first public offering of our securities. The common stock available for sale as a result of this prospectus will be sold by currently existing stockholders. We will not receive any money from the sale of our common stock as a result of this offering.

      Prior to this offering, there has been no public market for the common stock. We have applied to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective. The shares will be priced based upon bid and ask quotes submitted by broker-dealers.


                   ------------------------------------------


      An investor should read the Risk Factors section of this prospectus, commencing on page 3 before deciding whether to invest in these securities.


                   ------------------------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is November __, 1999

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Prospectus summary............................................................1
Summary financial information................................................ 2
Risk factors..................................................................3
Use of proceeds...............................................................7
Capitalization................................................................7
Management's discussion and analysis of financial condition
  and results of operations...................................................8
Financial condition and results of operations.................................9
Business.....................................................................12
Dividend policy..............................................................18
Employees....................................................................18
Management...................................................................19
Executive compensation.......................................................21
Certain relationships and transactions.......................................22
Principal stockholders.......................................................24
Plan of distribution.........................................................26
Description of the securities................................................30
Shares eligible for future sale..............................................32
Legal matters................................................................33
Experts......................................................................33
Available information........................................................34
Index to financial statements.............................................F - 1

                                     Summary


Our business


      We have developed and intend to market and sell a patented, portable multi-functional office machine called the Slimfax. The Slimfax provides users with the ability to act as a fax machine, copier, scanner, data modem and printer outside the confines of one's office or work area. Additionally, we are in the process of developing a portable pen-size scanner, with a memory of up to 100 image or text files.

      We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. Prior to this offering, no public market for our securities existed. A total of up to 1,628,333 shares may be sold based upon this prospectus by the stockholders listed in the section of this prospectus entitled plan of distribution.


      Our executive offices are located at 1155 Rene Levesque West, Suite 3500, P.O.Box 60, Montreal, PQ, H3B 3T6, Canada. The telephone number in Canada is
(514) 878-0098 and the facsimile number is (514) 866-3630. Our United States offices are located at 81 Two Bridges Road, Fairfield, New Jersey 07005. The telephone number in New Jersey is (973) 882-3177 and the facsimile number is
(973) 882-5340.


      For simplicity, we use the terms "we" and "our" to refer both to the corporation originally founded under the laws of Ontario, Canada in February, 1992 under the name Slimfax, Inc. and the entity that was incorporated in the State of Delaware on March 24, 1999, whose common stock is the subject of this prospectus. At times we will refer to Docuport Canada and Docuport Delaware for purposes of distinguishing the two entities.

                          Summary financial information

      Since the Delaware corporation was formed on March 24, 1999 and we did not commence operations through Docuport Delaware until after March 31, 1999, the following data for the 12 months ending December 31, 1997 and 1998 has been derived from the financial statements of Docuport Canada and should be read in conjunction with those statements, which are included in this prospectus and expressed in U.S. dollars. The data, however, does not include shares of our common stock underlying each common stock purchase warrant held by investors in the 1996 private offering. The September 30, 1999 financial information reflects Docuport Delaware's formation and recapitalization and reflects the combined results of Docuport Delaware and Docuport Canada.

                                                                       Audited
                                                                       -------
                                           From inception                12 months ending December 31,
                                           February 1, 1992
                                           through December 31, 1998     1998                  1997
Statement of operations data:
Net revenue .........................      $   166,509                   $    13,482           $    93,897
Interest income .....................      $    11,152                   $       113           $     6,124
Total expenses ......................      $   919,843                   $   240,074           $   423,343
Net loss ............................      $  (742,182)                  $  (226,479)          $  (323,322)

Balance sheet data:
Working capital .....................                                    $  (621,438)          $  (500,610)
Total assets ........................                                    $   153,523           $   173,243
Total liabilities ...................                                    $   767,894           $   663,588
Stockholders' equity (deficiency) ...                                    $  (614,371)          $  (490,345)

                                                                       Unaudited
                                                                       ---------
                                           From inception                9 months ending September 30,
                                           February 1, 1992              1999                  1998
                                           through September 30, 1999
Statement of operations data:
Net revenue .........................      $   289,230                   $   122,721           $       112
Interest income .....................      $    20,421                   $     9,269           $         0
Total expenses ......................      $ 2,984,841                   $ 2,064,998           $   116,135
Net loss ............................      $(2,675,190)                  $(1,933,008)          $  (116,247)

Balance sheet data:
Working capital .....................                                    $   (37,594)          $   (60,281)
Total assets ........................                                    $   497,828           $   156,968
Total liabilities ...................                                    $ 1,027,622           $   733,678
Stockholders' equity (deficiency) ...                                    $  (529,794)          $  (576,710)

                                  Risk factors

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.


We do not have an operating history to evaluate our future performance

      We have not yet begun operations. As a result, you will not be able to predict our future financial condition based upon our past performance.


Computer technology is subject to rapid advancement dominated by large and established companies allowing little room for smaller developmental stage companies to grow and engage in future product development

      Because the computer technology market is highly competitive, you should be aware of the difficulties we will likely encounter. Computer technology is subject to significant and rapid change and advancement which results in short product life cycles and rapid price declines. Therefore our future prospects are highly dependent upon our ability to increase the functions of our products and to develop new products which address new technologies and receive market acceptance. Although management believes that our products and technology are sufficiently advanced so as to insulate us from technical obsolescence for a number of years, the market for our computer products is highly competitive with numerous companies which offer products in the portable peripheral market which compete directly or indirectly with our products. These competitors have substantially greater financial and technical resources and production and marketing capabilities than we do. There can be no assurance that our competitors will not succeed in developing and marketing comparable products at a future date which could prove to be equally or more effective than those we develop or acquire or which could render our products obsolete or non-competitive. There can be no assurance that we will be able to successfully compete with such promotions in the future or that we will engage in future product development.

Our failure to be year 2000 compliant may materially affect our operations

      The issue known commonly as "Y2K" refers to the inability of many computers and computer software to recognize the changing of the millennium to the year 2000. Thus, date sensitive computers and related software which have not been properly programmed will recognize the change in years of December 31, 1999 to January 1, 2000 as January 1, 1900. We have reviewed our current systems and believe that our technology is year 2000 compliant. However, there can be no assurance that all of our internal systems, devices and applications will be 2000 compliant. Any computer failure to our systems due to Y2K can cause delay in the production and marketing of our products and cause the need for additional funds in order to correct any problems that may arise.

The failure of third parties to be year 2000 compliant may materially affect our operations and product placement

      We place a high degree of reliance upon computer systems of third parties, such as customers, trade suppliers and computer hardware and commercial software suppliers since we intend to manufacture computer peripherals. Although we are assessing the readiness of these third parties and preparing contingency plans if they are not 2000 compliant, there can be no assurance that the failure of these third parties to modify their systems prior to December 31, 1999, would not have an adverse effect upon our business by delaying production or delivery of necessary components.


The problems caused by year 2000 compliance may effect the way in which our products will work with the customers computer systems


      We believe that our products should work effectively with other technology which may not be 2000 compliant. However, there can be no assurance with respect to the effect the failure to be year 2000 compliant will have upon our products, or that our products will not be affected by the year 2000 problem. This may have an adverse impact on any public perceptions of our product line.

We will need additional financing to continue to develop our products

      We will need additional financing to meet our capital requirements. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as:


o     future earnings,

o the availability of funds from private sources such as, loans and additional private placements, and

o     the availability of raising funds through an additional public offering.

In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be available, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected.

We expect to incur significant losses for the foreseeable future

      We expect to incur significant losses on both a quarterly and an annual basis for the foreseeable future. There can be no assurance that we will ever achieve profitability. Our revenues and operating results may also fluctuate.

We may be subject to the Security and Exchange Commission's "penny stock" rules if our common stock is below $5.00 per share

      If, after our stock begins to trade, the trading price of our common stock is below $5.00 per share, trading in our securities would be subject to the requirements of the Security and Exchange Commission's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

Our success depends upon the continued employment of both Raja S. Tuli who is responsible for the technology and development of our products and Norman Docteroff who is responsible for management, sales and marketing

      We substantially depend upon our founder, chairman of the board of directors, Mr. Raja S. Tuli, for advances in our technology and development of new products. In addition, we intend to substantially depend upon the continued services of our president and chief executive officer, Mr. Norman Docteroff, for management, sales and marketing of the Slimfax. The loss of the services of Mr. Tuli or Mr. Docteroff would have a material adverse affect upon our business and our prospects. We have not entered into employment agreements with any of our key personnel, other than with Mr. Docteroff. We do not maintain "key man" life insurance on the life of any of our employees. To the extent that the services of key personnel become unavailable, we will be required to retain other qualified persons and there can be no assurance that we will be able to employ qualified persons upon acceptable terms.


The market for our securities is unsure and may be volatile

      There is no current market for our securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that our common stock can be resold either at or near its original offering prices. We intend to arrange to list our common stock on the NASD Bulletin Board which is maintained by the NASD. However, there can be no assurance that we will qualify for such listing.


We have operations in Canada and fluctuations in the exchange rate of the Canadian dollar can have an adverse affect upon our operating results


      We conduct a substantial number of transactions in the Canadian dollar. Fluctuations in the exchange rates between the United States dollar and the Canadian dollar, could have an adverse affect upon our operating results in the future. We may seek to limit our exposure to the risk of currency fluctuations by engaging in foreign currency transactions which could expose us to substantial risk of loss. Our management has limited experience in managing international transactions and have not yet formulated a strategy to protect us against currency fluctuations. There can be no assurance that fluctuations in foreign currency exchange rates will not have a significant adverse impact upon our future operating results.


We do not currently have arrangements for the manufacturing of our product.


      Although we may initially manufacture the Slimfax and other products we may develop, we do not intend to conduct manufacturing operations on a continuing basis and will be dependent upon independent third parties to manufacture and ship our products. We expect to continue to be dependent upon such manufacturers for the foreseeable future. These manufacturers will be responsible for timely and cost-effective manufacturing which may affect our ability to cost-effectively compete with other similar products. Therefore, we are dependent upon the continued viability and financial stability of these manufacturers. In addition, these third party manufacturers are expected to produce our products to specifications supplied by us, however, there can be no assurance that these instructions will be followed by the manufacturers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts or components, increase in component costs and reduced control over delivery schedules, any and all of which would adversely affect our financial results.

                           Forward looking statements

      Statements in this prospectus discuss future expectations and plans which are considered forward-looking statements as defined by section 27(a) of the Securities Act of 1933, section 21(e) of the Securities Exchange Act of 1934. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to us. However, these statements involve risks and uncertainties and are subject to change at any time which can cause actual results to differ materially from the results discussed in such statements.

                                 Use of proceeds


      We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. We have agreed to pay the professional fees and expenses related to this registration statement, which we estimate to be approximately $75,000.


                                 Capitalization

      In view of the fact that Docuport Delaware was formed on March 24, 1999 and we did not commence operations through the Delaware corporation until after March 31, 1999, the following table sets forth, as of September 30, 1999, on an unaudited basis, the consolidated capitalization for Docuport Delaware, which includes our subsidiary Docuport Canada, expressed in U.S. dollars. The amounts provided by this table do not include shares of our common stock underlying each common stock purchase warrant held by investors in the 1996 private offering.

                                              September 30, 1999
                                              ------------------


                 Liabilities:
                 Current liabilities               $502,622
                 Long-term liabilities             $525,000

                 Stockholders' deficiency:
                 Common stock,
                 $.001 par value                     $6,002
                 Total
                 Stockholders' deficiency         $(529,794)
                 Total liabilities and
                 stockholders' equity              $497,828

      The following discussion should be read in conjunction with the financial statements and the notes to those statements which appear elsewhere in this prospectus. The following discussion contains forward looking statements which reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                      Management's discussion and analysis
                                       of
                  financial condition and results of operations

      All of our activities, since inception, have been devoted to the development of the Slimfax and preparation for its introduction into the marketplace and the raising of operating capital through the solicitation of funds in private offerings.

Overview

      We are principally involved in the planning, design and development of our two products, the "Slimfax" and the "Pen-Sized Scanner". We anticipate generating sales revenue from the Slimfax by the end of this year and beginning the initial start-up activities for manufacturing, marketing and sales for the Pen-Sized Scanner within the next twelve months.

      Our business focuses on creating portable computer peripherals for the highly-mobile professional. We believe, based on management's analysis of the portable computer peripherals currently on the market, that our initial product, the Slimfax, is the smallest multifunctional scanner, printer, copier and fax machine available; and, as a result, ideally positioned as a portable tool for mobile executives. The second product, a Pen-Sized Scanner, could be useful to anyone who desires a portable memory device, which permits scanning and storage of information, until downloaded or transmitted into a personal computer.

      Although we have not begun commercially manufacturing our products and we have not derived any revenue to date, we have manufactured small quantities for beta site testing. We expect to have the Slimfax in production, and generating revenue by the first quarter of the year 2000. We will shortly begin to recruit management level employees as well as salesmen. The extent of our hiring will depend upon the extent we manufacture the Slimfax on our own or to what extent we subcontract its manufacture to third parties.

Government sponsored programs

      To date, a portion of our financing has been derived from research and development grants and reimbursements from the Canadian government. Government sponsored programs are designed to encourage and support the development and exploitation of new technologies by providing partial reimbursement to Canadian businesses for expenses incurred in connection with research and development activities.

      Companies seeking reimbursement must submit applications verifying the amounts and nature of research and development expenditures incurred for audit by the Canadian government. Although the Canadian government has reimbursed us for substantially all amounts requested in each of our filings, it is not uncommon for the government to significantly reduce the amount claimed for reimbursement.

      We anticipate that financing derived from research and development grants and reimbursements will account for a decreasing portion of our liquid capital reserves.


Results of operations

      The following table sets forth the percentage of net loss represented by the line items in the statement of operations. As a result of rounding of the the line items, in the statement of operations, the total does not equal 100%:

                                      1998                    1997
                                     amount   percentage     amount   percentage
                                     ------   ----------     ------   ----------
Revenues
    R & D grants                   $  13,482        6%     $  93,897       29%
Expenses
    Amortization                       2,948        1%         2,767        0%
    Salaries & subcontractors         29,552       13%       155,558       48%
    Consulting fees                   70,000       31%             0        0%
    Materials                         17,482        8%        68,423       21%
    Foreign exchange loss             32,142       14%        32,021       10%
    Professional fees                 10,146        4%         5,555        2%
    Rent & office                     10,735        5%        22,098        7%
    Taxes and licenses                   535        0%           871        0%
    Travel                             4,415        2%        19,922        6%
Other income and expenses
    Financing fees                    (3,640)       2%       (53,155)      16%
    Interest and bank charges           (909)       0%        (1,330)       0%
    Interest income                      113        0%         6,124        2%
    Interest on long term debt       (57,570)      25%       (61,373)      19%

Net loss for the year               (226,479)     100%      (323,322)     100%

Year ending December 31, 1998 compared to year ending December 31, 1997

Expenses: Operating expenses consist primarily of salaries of research and development engineers, subcontractors in the prototyping and development process and material purchases. Operating expenses decreased from $307,485 for the year ending December 31, 1997 to $177,955 for the year ending December 31, 1998. The decrease in operating expenses was because we reached the final stages of development for our Slim Fax product. As overall operating expenses decreased in 1998, the interest on the long-term debt, from the 1996 private offering, decreased by 6% from $61,373 in 1997 to $57,570 in 1998, but resulted in 25% of the net loss for the year ending December 31, 1998 compared to 19% for the year ending December 31, 1997. Financing fees for 1998 were 2% while they were 16% of the net loss of 1997, as no new financing was done in 1998. Salaries and subcontractors accounted for 13% of the net loss for 1998, compared to 48% for 1997, which was a 81% decrease from $155,558 in 1997 to $29,552 in 1998.

Government Grants and Reimbursements: Referred to as research and development grants, these grants are available as reimbursements to us, until the stage when we reach profitability and have taxes payable to the Canadian government. At the stage when we have taxes payable, these grants are applied to the taxes. The R&D government grants are available to us as a percentage of research and development expenses, and are not available for expenses related to currency exchange losses, financing fees, or other expenses outside of Canada. The R&D government grants in 1998 were reduced by 86% to $13,482 from $93,897 for the year ending December 31, 1997.

Interim ending September 30, 1999 Compared to interim ending September 30, 1998

Expenses: Operating expenses consist primarily of salaries of research and development engineers, subcontractors in the prototyping and development process and material purchases. Operating expenses increased from $72,812 for the year ending September 30, 1998 to $791,334 for the year ending September 30, 1999. The increase in operating expenses was because we reached the final stages of development for our Slimfax product and began the production and marketing phase for this product. As overall operating expenses increased in 1999, the interest on the long-term debt, from the 1996 private offering, remained the same in for the third quarter of 1999 as the third quarter of 1998, but resulted in 2% of the net loss for the quarter ending September 30, 1999 compared to 37% for the quarter ending September 30, 1998. Salaries and subcontractors accounted for 22% of the net loss for 1999, compared to 21% for 1998, which was a 94% increase from $24,232 in 1998 to $432,491 in 1999. In addition to operating expenses, we incurred an expense equal to $1,229,300 deemed to be an expense of $1.90 per share in connection with our $.10 offering in March, 1999.

Liquidity and capital resources

      Historically, we have satisfied our working capital requirements principally through the issuance of debt and equity securities and government sponsored research and development grants and reimbursement. As of September 30, 1999 we had working capital of negative $37,594, as compared to negative $621,438 on December 31, 1998 and negative $500,610 on December 31, 1997.

      We believe, based upon our currently proposed plans and assumptions relating to our operations, including, assumptions with respect to the progress of research and development and the costs associated with production, marketing and sale of out products, that our current cash position will be sufficient to satisfy our contemplated cash requirements for the next ninety days following the date of this prospectus. With respect to our liquidity requirements for the next 12 months, we believe that the cash flow generated from our intended future operations of sales and manufacturing of the Slimfax will complement our current cash position and we will be able to satisfy any liquidity needs that may arise by short term financing. We recently borrowed $250,000 for a term of the earlier to occur of, one year after receipt of the funds or the closing of an equity or debt financing of $3,000,000 or more. If the need arises, we currently contemplate seeking additional financing or conducting a public offering in order to satisfy additional cash requirements and our liquidity obligations.

      We currently have obligations under two contracts with third party companies to provide services to us. A Marketing and Sales Agreement was entered into with Solutions Plus, Inc. This agreement provides that Solutions Plus, Inc. will be responsible for our sales and marketing operations on a non-exclusive basis. A Management and Consulting Agreement was entered into with Rexon Limited. This agreement provides that Rexon Limited will provide us with business and financial consultation services. We will satisfy our obligations under these agreements initially from the proceeds of the March and April offerings and from additional financing. When production of the Slimfax begins our intentions are to pay our continuing obligations with cash flow obtained from operations. However, if there are not sufficient proceeds to meet our obligations, we intend to obtain funds through additional financing or a public offering.


      If our plans change, or our assumptions change or prove to be incorrect, or if projected cash flow proves to be insufficient to fund operations, due to unanticipated expenses, delays, or other problems, we could be required to seek additional financing sooner than anticipated. We have no current arrangements to obtain, or sources of, additional financing and it is not anticipated that existing stockholders will provide any portion of our future financing requirements. There can be no assurance that additional financing will be available to us, when needed, on commercially reasonable terms, or at all.

      Under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" a company is required to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

      SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. Management believes that the requirements of SOP 98-5 have had no material effect on its financial statements.

      The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable years. We are a development stage company which relies heavily upon computer technologies to operate our business. We believe that our systems are Year 2000 compliant and any disruption of computer systems, caused by the Year 2000 problem, to third-parties will not have a negative impact on our operations. However, we believe that due to the widespread nature of potential Year 2000 issues, any contingency planning process is an ongoing one which will require further modifications as we obtain additional information regarding both our internal systems and the status of third party Year 2000 readiness. Contingency planning for possible Year 2000 disruptions will continue to be defined, improved and implemented. The following discussion of the implications of the Year 2000 problem for us contains numerous forward-looking statements based upon inherently uncertain information.

      We place a high degree of reliance upon our computer systems and those of third parties, such as customers, product suppliers and computer hardware and commercial software suppliers. We believe that our products, computer systems and software are fully year 2000 compliant. However, it is possible that our computer systems or product suppliers or our customers many not accept input of, store, manipulate and output dates in the year 2000 or thereafter without error or interruption. We are investigating our current suppliers' progress in identifying and addressing problems which their computer systems will face in correctly processing date information as the year 2000 approaches. Although we are assessed the readiness of these third parties, there can be no assurance that the failure of these third parties to modify their systems in advance of December 31, 1999, would not have a material adverse effect upon us.

      If problems are discovered with our current suppliers which cannot be remedied we intend to seek alternative suppliers who are fully year 2000 compliant. We may, however, be required to make significant expenditures to address or remedy any year 2000 problems of our vendors which are not identified in advance, or to satisfy liabilities to which we may become subject as a result of such problems. An interruption of our ability to conduct business due to a Year 2000 readiness problem could have a material adverse effect upon us.


                             Description of business

      After Docuport Delaware was incorporated on March 24, 1999, the board of directors agreed to transfer 4,867,500 shares of common stock together with the equivalent rights to purchase common stock based upon warrants owned, to the shareholders of Docuport Canadian in exchange for 3,245,000 common shares and any warrants held of the Docuport Canadian. This constituted all the issued and outstanding shares of the Docuport Canada.


Proposed business

      We intend to become a leading developer of portable computer peripheral equipment. We have developed and intend to market a patented, "portable" multi functional office machine called the Slimfax, which management believes is the first product of its kind. The Slimfax is a combination:

      (1) full page fax machine;

      (2) full page scanner;

      (3) full page printer,

      (4) full page copier; and

      (5) fax/data modem,
with dimensions of 12.5" x 3" x 1.24". Full page means 8.5 inches x any length. The Slimfax weighs approximately 2.1 lbs. Management knows of no other product currently on the market which possesses these multifunctional capabilities in this size and weight.


      After five years of research and development, a compact, portable design was created, for which a United States patent was granted. This patent is based upon a single roller concept placing a scan head which reads the information fed into the Slimfax on one side of the roller and print head on the other side of the roller. A second patent has been refiled after being inadvertently deemed abandoned by the United States Patent and Trademark Office. This second patent protects our technology, based upon support arms allowing documents fed through the Slimfax to pass through the mechanism unobstructed, which is critical in such a compact design. Two additional patents are pending for a new design for the Slimfax and related technology.


      The research and development expenditures for our fiscal years ending December 31, 1997 and 1998 were $209,800 and $46,440 respectively.

      The Slimfax can be used to create a portable office through its ability to be used with both conventional telephone land lines or in conjunction with cellular phones, allowing the Slimfax to be used in any location where a telephone connection can be established.

Product features

      The features of the Slimfax are as follows:

Direct thermal. The Slimfax incorporates a direct thermal printing technology. We believe that the direct thermal method provides excellent print quality, removing the need to carry ribbons and cartridges used in larger printers and allowing for a very compact and portable design.


Facsimile machine - Fax. Portable Fax Machines began entering the market in 1993 and 1994. The Slimfax is a full featured, full size, 8.5 inches x any length, fax. The Slimfax is capable of printing at a speed of 9600 bps, or bits per second, on 8.5 inch sheets or rolled paper and has three modes of resolution, standard, fine and super fine. If the Slimfax is connected to a telephone line or cellular phone it can transmit and receive hard copy facsimiles. We believe that because of Slimfax's patented single roller design, the Slimfax is smaller, more portable and less expensive than those of the competition. Sending a fax with the Slimfax is done in the same manner as using a stand-alone fax machine, by inputting the media or file and pressing the corresponding buttons on the keypad. We believe that the current products in the portable fax market will not challenge the Slimfax due to the size, price and weight of the Slimfax.

Printer. The Slimfax can print full size documents. It can print letters, spreadsheets, and drawings at a resolution of up to 200 x 400 dpi, or dots per inch, and at a speed of up to two pages-per-minute. Since the Slimfax uses direct-thermal technology, it removes the necessity of cartridges and ribbons.


      The method used by printers currently include ink jet, bubble jet, thermal fusion, thermal ribbon and direct thermal technology. Both the ink jet and the bubble jet require ink cartridges for printing. Management believes that the direct thermal method, which is utilized by the Slimfax permits a compact design and provides excellent print qualities without requiring the user of the Slimfax to maintain a supply of ribbons or cartridges.

Scanner. Portable scanners are relatively new to the marketplace. The Slimfax is a full size, high resolution contact scanner with a resolution of 200 x 400 dpi, capable of scanning up to two pages-per-minute. Using the Slimfax to scan media into a computer for recall and printing at the user's convenience removes the need to carry documents and paperwork.

Copier. The Slimfax has a single roller design which allows full size documents to be scanned and printed simultaneously. This enables the Slimfax to act as a copier, with an optical resolution of 200 x 400 dpi and print resolution of 200 x 400 dpi. Copies can be made at a speed of two pages-per-minute. At the present time there are no portable copiers on the market. Management believes that, since our competitors copiers, while small, are not easily transportable and certainly not of such size which would merit being called portable, they will not be competitive with the Slimfax.


Fax card and modem for laptops and notebooks. The Slimfax can act not only as a hard copy fax machine, but also utilizes a fax card enabling the user to fax documents directly from a word processor. Laptops and notebook computers have facsimile transmission capabilities as part of their software packages, however, we believe that owners of laptops and notebook computers who only have need for facsimile transmissions will most likely not purchase the multi-function Slimfax. The prices of fax cards have generally decreased, even though the cost of fax cards for notebook computers is still high due to the miniaturization required. Management believes that, because of the high costs, these products are not competitive with the Slimfax for end users who desire multiple functions in conjunction with their computer.


Power supply. The Slimfax's power is supplied by one of three means:


      (1) a DC connector which conveniently plugs into any electrical outlet;

      (2) a rechargeable Nickel Metal Hydride battery; or

      (3) an AC adapter which plugs into the cigarette lighter of a car or boat.


Customer base.

      We believe that potential customers of the Slimfax will be end users, who are individuals purchasing the Slimfax for personal use and companies which will purchase the Slimfax for distribution to employees who travel as a necessary element of their employment.

      End users will be:

      o     professionals who travel for business purposes;

      o     individuals who own laptop, notebook, or subnotebook computers;

      o anyone who owns or plans to purchase a portable peripherals for mobile computing;

      o anyone who requires hard copy facsimile transmissions from remote locations;

      o     anyone requiring a transportable scanner and

      o     anyone needing more space at their desk.

Product strategy

      We intend to create unique packaging for the Slimfax in order to create quick market awareness and product recognition. This will be part of multi-faceted marketing campaign designed to introduce the Slimfax to the retail market. We believe the easy to use design of the Slimfax will be a critical factor in creating quick market acceptance. An example of the Slimfax's user friendly design is the use of thermal technology which eliminates the need for toners and cartridges. We believe the Slimfax will have a competitive advantage based upon its multiple functions, its size/portability and high quality at an affordable price. We believe that the Slimfax is very practical and efficient, which is a necessity in today's mobile product environment.

Pricing strategy.

      We believe that the Slimfax is the first product of its kind to be introduced to the portable computer market. Therefore, pricing of the Slimfax will not be influenced by the retail market for multi-function products, but upon the retail market for portable single use products of equal size and target customer base. In this way it will be a more viable purchase option for the consumer who would normally purchase portable computer peripheral devices. We therefore intend to compete with the price of other similar products which are currently in the market which are not portable. Our initial retail pricing of the Slimfax will be approximately $299.00 for the first year of sales. We anticipate a reduction to $200.00 in approximately one year after the commencement of sales, after manufacturing and sales procedures have been in place and the initial set-up costs have been accounted for and the product is being manufactured in greater volume.

Distribution strategies.


      We are currently negotiating with a large company, for the distribution of the Slimfax, with the experience and contacts necessary to handle the introduction of the Slimfax to the market, we have not entered into any agreements as of the date of this offering.


      Retail channels of products similar to the Slimfax include:

      o mail order/catalog, superstore/computer/office equipment dealers, traditional computer store and warehouse/club for multifunctional products;

      o mail order/catalog, superstore/office/computer specialty store, traditional computer store, mass merchants and retail stores for personal sheet-federal scanners and

      o mail order/catalog, superstores/computer office stores, specialty store, traditional computer store, mass merchants and retail stores for portable printers.

Peripheral Magazine performed an end user study which identified the mail/order catalog and both computer and office equipment superstores as the two prime sales channels for products similar to the Slimfax.

      We intend to sell the Slimfax through the following distribution channels:

      Direct marketing. We intend to mail directly to companies, which fit a predetermined criteria, information with respect to Slimfax. This will then be followed by telephone calls and local demonstrations. Our main purpose for direct sales will be to expeditiously start the first year sales so there is revenue being generated even if takes the first year or so to develop the distribution network. We intend to shift the primary focus towards training dealers on how to sell. We believe that it is important to have a small internal direct sales force because it will keep us in touch with end users and gives us better control in directing our retail dealer base.


      Dealers/distributors. We intend to target distributors which already carry scanners, copiers, facsimiles, printers, and multifunctional devices. We believe that by targeting respected names in the computer distribution market that already carry related products, it will facilitate distribution resulting in early retail shelf-space. We are currently negotiating with a company which already provides wholesale distribution to majors computer retailers, to distribute to these target retail distributors.


      Retail. We intend to focus on retail channels targeting knowledgeable, well educated, middle to high income, technically knowledgeable professionals who travel frequently and need to remain in contact with both clients and their base offices. We believe that these individuals already own or use portable computers and will have a use for multi-purpose peripheral equipment such as the Slimfax. The company which we are negotiating with provides electronic products to various retailers and would distribute the Slimfax to various retail chains.

      OEM channels. We believe that, in the long term, this distribution channel will be extremely important to us. We desire to sell rights to the Slimfax to established companies with immediate market recognition which can private label, i.e., put their own name on the Slimfax. On August 12, 1998, we entered into a non-binding letter of intent with Pentax Technologies to market the Slimfax by entering into a private label for the purpose of distributing the Slimfax in this manner. Pentax Technologies intends to privately label the Slimfax based upon this letter of intent.

      System integrators. There are many companies across North America which sell mobile office solutions. They usually package a special design brief case which includes a notebook computer, portable printer, and, on occasion, a sheetfed or hand fed scanner and cellular phone. These are then sold as packages in volume to governments, real estate companies, insurance companies, and other business which involve significant travel as a complete mobile office solution. We believe that companies will have a great interest in the Slimfax since it will offer them greater mobility, a small product size, and more features without an increase in cost.


      Value added reseller's. These companies are responsible for marketing and selling the package which system integrators design for end users. We intend to utilize value added resellers in our second year of operations. We intend to launch the Slimfax with extensive publicity in several major cities together with large volume mailings to various target publications. We intend to place descriptive articles announcing the introduction of the Slimfax in a large number of newspapers and trade magazines in the hopes of alleviating the high cost of private advertising.

      Internet - world wide web. Since the Internet has a rapidly increasing number of users, we intend to design and maintain a webpage for use as a marketing tool in an attempt to capitalize on the rapidly growing information highway.


      Except for the letter of intent with Pentax Technologies and the additional company with which we are currently negotiating, we have not entered into any other agreements or begun negotiations for additional distribution channels.


Future products

      We intend to improve the Slimfax by developing and producing new features such as infrared data association, color printing, increased printing, copying, scanning, faxing speed and increased resolution. We believe that these features are essential to maintain what we believe is the Slimfax's position ahead of present and future competitors.


      Additionally, we are in the process of developing a portable pen-size scanner. The Pen-Size Scanner is 8.5 inches in length with an outside diameter of a 1/4" and weighs 2.5 ounces, which enables individuals to keep the unit in their possession at all times. The Pen-Size Scanner has a color contact-sensor. It utilizes a power supply of a rechargeable lithium battery which, when fully charged, is capable of 100 scans. The Pen-Size Scanner has a memory of up to 100 image or text files. Scanning is performed by holding the unit in ones' hand, across the entire 8.5 inch width of a page and manually pulling the scanner down the entire length of the page over the image to be scanned which results in an 8.5" x 11" image. In view of the Pen-Sized Scanner's portability, it is ideal for remote locations.


      The Pen-Size Scanner allows the user to save the scanned document, which can then be downloaded to any computer for viewing or merging into word processing programs, spreadsheets or graphics design applications such as MS Word, Excel, Photoshop and Coral Draw.


      We intend to complete development of the Pen-Sized Scanner and to manufacture a prototype within the next 30 days. Within six months following the initial production, we intend to begin production and beta testing of the Pen-Sized Scanner.


      We are also researching and in the process of developing a Second Generation Slimfax. Unlike current industry standards which incorporate a parallel scan-head design for use in personal-sheetfed scanning products, the Second Generation Slimfax will utilize a traversing scan head and print head. This traversing scan head and print head will result in the Second Generation Slimfax being smaller than the Slimfax we initially intend to introduce into the market. Moreover, we contemplate that the Second Generation Slimfax will be produced at a lower cost than the Slimfax. We have applied for a U.S. patent to protect our proprietary rights to this technology. This new product will be marketed as a single unit or in a modular format for single functions such as a fax, printer or scanner.

      We are currently negotiating an agreement with a company, to manufacture the Slimfax, with factories worldwide. This company will be committed to manufacturing the Slimfax and other products developed by us. This company will also agree to provide warranty service for the products which they manufacture. Management believes that the agreement with this company will be entered into shortly and production should begin by the middle of February, 2000. We plan on beginning manufacturing of the Slimfax on our own and are in the process of making arrangements for the Slimfax to be manufactured in China. Production should begin in the first week in January, 2000 and we intend to begin initial shipment of the Slimfax soon after.


Dividend policy

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not obligated to declare dividends on our common stock. Our board has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following:

      o     earnings;

      o     capital requirements;

      o     our financial position;

      o     general economic conditions; and

      o     other factors the board may consider.

      It is also possible that the terms of any future debt financing may restrict the payment of dividends.

Employees


      We currently employ ten full time employees consisting of three engineers, four production employees and two clerical/support employees. In addition, Mr. Norman Docteroff has signed an employment agreement with us which requires him to work a minimum of 30 hours per week for us. Mr. Raja S. Tuli has orally agreed to spend 10% percent of his time working for us.


Offices

      Our executive offices are currently located at 1155 Rene Levesque West, Suite 3500, P.O.Box 60, Montreal, PQ, H3B 3T6, Canada. The offices are provided by Technologie Novimage, a research and development company, of which Raja S. Tuli, who is our founder and chairman of the board of directors, owns 10% of the issued and outstanding common stock. We are not charged for use of this office space. We have also leased an additional office space at 1000 St-Antoine Street, Suite 700, Montreal, Canada for use as an assembly and manufacturing site and for additional office space for a term of one year. The premises is comprised of 2,490 square feet for a lease price of

$9,960 in Canadian dollars per year, which converted to its equivalent United States dollar value on November 16, 1999 according to the Wall Street Journal is $6,796.70.

      In addition we utilize 2000 square feet of office space provided by Solutions Plus, Inc., at no cost based upon our Marketing and Sales Agreement, for our United States operations. These offices are located at 81 Two Bridges Road, Fairfield, New Jersey, 07004. If the space provided by Solutions Plus, Inc., at this location is insufficient for our needs, as determined by our board and Solutions Plus, Inc., we will enter into a lease for office space which meets our requirements.

                                   Management

Executive officers and directors


      The following table sets forth the names and ages of the members of our board, our executive officers and the positions they each hold.

Name                               Age          Position
----                               ---          --------


Norman Docteroff                    65          president, chief executive
                                                officer and director


Raja S. Tuli                        33          chairman of the board
                                                of directors

Madan G. Singh                      53          director

Lakhbir Tuli                        61          director

Melvin Yablon                       69          director


      Mr. Norman Docteroff has been our president and chief executive officer since April 15, 1999, upon entering into a three year employment agreement and has been one of our directors since October 15, 1999. In 1994, Mr. Docteroff founded and is currently president and a director of Solutions Plus, Inc., which is wholly owned by his wife Corina Docteroff. Solutions Plus, Inc. specializes in assisting small companies to market and sell their products. From 1989 to 1994, Mr. Docteroff was employed under a five year management contract by Gemini Industries, Inc., a business he and an associate started in 1968. Gemini Industries, Inc., manufactured various audio and video accessories. In 1986, Mr. Docteroff and his associate sold 75% of the business. The remaining 25% was sold in 1989. From 1962 to 1968, Mr. Docteroff was the national sales manager of Manhattan Industries, a major consumer products company. From 1957 to 1961, Mr. Docteroff owned and operated hardware departments in chain department stores, which were sold to Modells Department Stores. Mr. Docteroff is a director of several private companies and of Xceed Corp., a public company engaged in providing companies with marketing, sales and interactive and network services. These services focus on the expanding use of the Internet as a retail sales medium. Xceed trades on the Nasdaq National Market System.

      Raja S. Tuli, our founder, had been our president, chief executive officer from the inception of our Canadian subsidiary until April 5, 1999. Since our hiring of a new president and chief executive officer in April 1999, Mr. Tuli has been serving as our chairman of the board of directors. From 1990 to the present, Mr. Tuli has been president, chief executive officer and a director of WideCom Group, Inc. From 1990 to 1993, Mr. Tuli was also Treasurer of WideCom Group, Inc. From 1987 to 1990 Mr. Tuli was president of CACE Ltd. a family-owned architectural/construction business. Mr. Tuli received a Bachelor of Science degree in Computer Engineering in 1988 from the University of Alberta.


      Madan G. Singh, an uncle of Raja S. Tuli, has been one of our directors since the inception of our Canadian subsidiary. He received doctorate degrees from Cambridge University in England, Toulouse in France and the University of Waterloo in Canada. Dr. Singh has a B.S. from Exeter University, and a M.S. from Manchester University. Dr. Singh has been the chairman of the Computer Department and Chairman of Control Engineering at the University of Manchester Institute of Science and Technology in Manchester, England since 1979. He was head of the Post Graduate Department of the University of Manchester from 1981 - 1983 and from 1985 to 1987. In February 1994, he was made a "Chavalier dans l'ordre des Palmes Academiques", a French academic honor, by a decree signed by the Prime Minister of France. Dr. Singh edited the ten volume "Encyclopedia of Systems and Control", coordinated the publication of eight Concise Encyclopedias, each on a different matter, authored or co-authorized eight books and over 170 scientific articles and edited or co-edited ten additional books.

      Lakhbir Tuli, father of Raja and Suneet Tuli, a brother of Raja S. Tuli and one of our principal shareholders, has been one of our directors since the inception of our Canadian subsidiary From 1993 to the present, Mr. Tuli has been president of Widecom Fax and Plotters, Inc. From 1990 to the present, Mr. Tuli has been a consultant to WideCom Group, Inc. Mr. Tuli received a M.S.C. science degree in Civil Engineering from Punjab University in 1961.

      Melvin Yablon has been one of our directors since September 24, 1999. From 1990 until 1998, Mr. Yablon was the president and sole shareholder of North America Intercon, Ltd., a company which imported textiles from Mexico for sale. From 1977 to the present, Mr. Yablon has been the president and sole shareholder of First Adjusters, Inc., an insurance adjusting firm.

      All of the our directors will serve until the next annual stockholders' meeting when their successors will be elected and qualify. Officers are elected at the meeting of the board following the annual stockholders' meeting. None of the current officers or directors are required or expected to devote all of their time to our business.

      Mr. Raja S. Tuli and Lakhbir Tuli and Suneet Tuli, his father and brother, respectively, own approximately 58% of our issued and outstanding common stock. These stockholders have agreed that for a period of five years commencing April 1, 1999, our board will consist of five board members and that two of our directors will be outside directors, who are directors whom we do not employ. We have only one outside director as of the date of this prospectus. We anticipate that a second outside director will soon be elected by our shareholders other than the Tuli family stockholders who have been indicated above. When the second outside director is elected the board of directors will consist of six directors. This agreement also provides that for this five year period the Tuli family stockholders will not have the right to participate in a vote to elect the outside directors. The outside directors will, therefore be elected by a majority of our other stockholders. This agreement will remain in effect for five years unless an underwriter of a future offering of our securities requests that this be changed. Whether or not to comply with the underwriter's request will be in the sole and absolute discretion of the Tuli family stockholders. Even though our outside directors will be elected by stockholders other than the Tuli family stockholders, the Tuli family stockholders will control our management and affairs. After the five year period, based upon their present ownership percentage of our issued and outstanding common stock, the Tuli family stockholders, will have the power to elect all of our directors.


      We will pay each of our outside directors $1,000 for each board meeting they attend. Each outside director is also entitled to reimbursement for reasonable expenses incurred with respect to attending each meeting.

Executive compensation


      We have entered into a three year employment agreement with Norman Docteroff, who is our president and chief executive officer. The agreement provides a salary in the form of options to purchase an aggregate 250,000 shares of our common stock at an exercise price of $2.00. Each month, a pro rata share of the options will vest; Mr. Docteroff will earn the right to purchase 6,945 options each month. We can terminate the employment of Mr. Docteroff upon death or extended disability or for cause as defined in the employment agreement. In addition, we may terminate his employment agreement for any reason upon 30 days' notice. If we terminate without cause, the remaining options which have not vested will immediately vest.

      Raja S. Tuli receives an annual salary of $24,000, in Canadian dollars, in payments of $2,000 per month, which converted to its equivalent United States dollar value on November 16, 1999 according to the Wall Street Journal is $16,377.60 annually with monthly payments of $1,364.8. We do not have a written agreement with Mr. Tuli for his employment.

Stock option plan


      We intend to implement a stock option plan in the near future. The purpose of the plan will be to provide our directors, officers, key employees and consultants with additional incentives by increasing their ownership interests. The stock option plan, which we anticipate will incorporate both qualified and non-qualified options, will contain terms which shall be approved by the board and submitted to the shareholders for approval.

Indemnification of directors and officers


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


      Our certificate of incorporation contains the following provision with respect to indemnification of our directors and officers:

      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware.

      This provision does not eliminate or limit the liability of a director for violating the following:

            o duty of loyalty, which includes a director's obligation to refrain from self dealing with us improperly competing with us or usurping our opportunities;

            o     failing to act in good faith;

            o engaging in intentional misconduct or knowingly violating a law; or

            o participating in the payment of a dividend or a stock repurchase or redemption for himself.

      This provision does not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

      We intend to purchase directors liability insurance for our officers and directors. However, there can be no assurance that such insurance will be available to us at commercially reasonable terms, or at all.

Certain relationships and transactions


      From February 1, 1992 until December 31, 1998 we subcontracted software and various consulting projects to companies controlled by some of our shareholders. Over this period payments totaling $111,557 were made by us to Raja Tuli Consulting, Lakhbir Tuli Consulting and Widecom Group, Inc. During 1997 we also subcontracted software consulting projects totaling $64,837 to these same companies. These companies provided consulting services with respect to software development. These transactions provided payments in lieu of a salary to the individuals providing these consulting services.

      In December, 1998, we entered into a three year management and consulting agreement with Rexon Limited, a Swiss based company. The agreement provides that Rexon will provide us with various management, marketing, business planning an acquisition strategies. As compensation, Rexon received 23.3% of the then issued and outstanding shares of the common stock of Docuport Canada. Upon the exchange of Docuport Canada's shares for ours, Rexon became the beneficial owner of approximately 1,195,000 shares of our common stock. Subsequently, Rexon transferred 295,000 shares to Diversified Investors for services rendered to Rexon and 616,000 shares to other third parties. In addition, we have agreed to pay Rexon $5,000 per month for a period of two years after we become a publicly traded company. We have not yet begun to pay Rexon its fees.

      In April, 1999, we entered into a three year non-exclusive Marketing and Sales Agreement with Solutions Plus, Inc., which is wholly owned by Corina Docteroff, the wife of Norman Docteroff, who, in addition to being our president, chief executive officer and a director, is the president and a director of Solutions Plus, Inc. Mr. Docteroff has signed an employment agreement which requires him to work a minimum of 30 hours per week for us. Solutions Plus, Inc. specializes in marketing, sales and networking. The agreement requires Solutions Plus, Inc. to market, sell and provide support services with respect to the Slimfax. In addition, Solutions Plus, Inc. will provide the following services:

      o manage our financial records including the billing of customers, payment of expenses such as insurance policies, leases, bills and other related administrative matters;

      o     maintain our employment records;

      o maintain account and company records in accordance with generally accepted accounting standards; and

      o maintain an operating account for us for the deposit of funds generated by product sales and for payment of our operating expenses.


As part of our marketing agreement, Solutions Plus, Inc. is providing us with space in their offices for our United States based employees such as our accounting, sales and marketing staff. In exchange, we agreed to pay Solutions Plus, Inc. $10,000 per month starting May 1, 1999 and continuing for the duration of the agreement. Solutions Plus, Inc. will receive 10% of gross sales which Solutions Plus, Inc. generates of our product, less returns. In addition, Solutions Plus, Inc. will receive 7.5% of all gross sales of our product to companies which sell the Slimfax under their own private label, less returns. We can terminate the marketing and sales agreement if Solutions Plus, Inc. fails to sell 25,000 Slimfax machines within the first twelve months after the Slimfax becomes commercially available and an additional 125,000 Slimfax machines during the second 12 month period after the Slimfax becomes commercially available. If Solutions Plus, Inc. generates gross sales equal or greater than $25,000,000, then we have the option to reduce Solutions Plus, Inc.'s commissions to 3% for the balance of the agreement. If the commission percentage is reduced; however, Solutions Plus, Inc. will not be obligated to pay for any sales and marketing costs.

      In August, 1999, in consideration for introducing us to Norman Docteroff, we have granted Millenium Capital Corporation 50,000 options to purchase common stock of Docuport. These options are fully vested and may be exercised at a price of $2.00 per share of common stock. These options are being registered and therefore are being offered pursuant to this public offering. In addition, Millenium Capital Corporation will receive as compensation 1/4 of 1% of our sales from Mr. Docteroff and Millenium Capital Corporation will also receive 1/4 of 1% of our sales from us.

      We have agreed with Melvin Yablon, one of our directors, that in exchange for providing consulting services to Docuport, we have granted him 15,000 options to purchase common stock of Docuport. These options are fully vested and may be exercised at a price of $2.00 per share of common stock. In addition, Mr. Yablon has received, in consideration for his being appointed as a director of Docuport, 10,000 options to purchase common stock of Docuport. These options are fully vested and may be exercised at a price of $4.00 per share of common stock. These options are not being registered and therefore are not being offered pursuant to this public offering.

      With respect to related party transactions we require that formal agreements are negotiated and executed between the related party and us. Prior to execution, any such agreement must be reviewed and approved by the board. All the agreements discussed above were entered into pursuant to arms length negotiations between the related party and us.

                             Principal stockholders

      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock as of November 18, 1999 for the following:

      o all persons who own more than five percent of our outstanding common stock;

      o     each officer and director;

      o     officers and directors as a group.

--------------------------------------------------------------------------------
                                      AMOUNT OF
                                      BENEFICIAL
           NAME                       OWNERSHIP                  PERCENTAGE
           ----                       ---------                  ----------
--------------------------------------------------------------------------------
Raja S. Tuli
c/o Docuport, Inc.
1155 Rene Levesque West               1,750,000                    29.15%
Suite 3500
Montreal, PQ, H3B 3T6,
Canada
--------------------------------------------------------------------------------
Suneet Tuli(1)
c/o Docuport, Inc.
1155 Rene Levesque West                 875,000                    14.58%
Suite 3500
Montreal, PQ, H3B 3T6,
Canada
--------------------------------------------------------------------------------
Lakhbir Tuli
1290 Whiteoaks Avenue
Mississauga, Ontario                    875,000                    14.58%
L5J 3C1
Canada
--------------------------------------------------------------------------------
Norman Docteroff
81 Two Bridges Road                      48,615(2)                   .69%
Fairfield, New Jersey 07005
--------------------------------------------------------------------------------
Melvin Yablon
220 East 57th Street, Apt. 2C            45,000(3)                   .63%
New York, NY 10022
--------------------------------------------------------------------------------
Diversified Investors Capital
Services of North America, Inc.         638,750                    10.64%
850 Third Avenue
New York, N.Y. 10022
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Madan Singh                                   0                      0.0%
c/o Docuport, Inc.
1155 Rene Levesque West
Suite 3500
Montreal, PQ, H3B 3T6,
Canada
--------------------------------------------------------------------------------
Rexon Limited                           284,000                      4.7%
P.O. Box 2321
1211 Geneva 1
Switzerland
--------------------------------------------------------------------------------
All Officers and Directors            2,704,170                    45.05%
as a group - 5 people
--------------------------------------------------------------------------------


----------

(1) Suneet Tuli is the brother of Raja S. Tuli, who is our chairman of the board of directors and the son of Lakhbir Tuli, one of our directors.

(2) Includes options to purchase shares of our common stock which were issued to Mr. Docteroff as compensation in connection with his employment agreement to serve as our chief executive officer.


(3) Amounts indicated do not include 7,500 shares of our common stock underlying the common stock purchase warrants held by Mr. Yablon which he received pursuant to the Extension Agreement entered into, as a promissory note holder in the 1996 private offering, with Docuport. Amounts also do not include 15,000 options to purchase shares of our common stock which were issued to Mr. Yablon as compensation as a consultant to Docuport and 10,000 options for serving as a director.


      We believe that each of the persons and entities listed above have the sole voting power with respect to the shares of common stock beneficially owned by each of them.


      We have entered into an agreement with Mr. Raja S. Tuli with respect to his ownership of our common stock and our registration of his shares. In exchange for registering 300,000 of his shares which are the subject of this registration statement, Mr. Tuli may sell 150,000 shares upon effectiveness of this registration statement and 150,000 shares at the rate of 50,000 shares per quarter. The first quarter commences 90 days following this registration statement becoming effective.

      The President, director and sole shareholder of Diversified Investors Capital Services of North America, Inc., one of our shareholders, is Jake Berg. Mr. Herman Finesod is a consultant to Diversified Investors Capital Services of North America, Inc.

      The owner of Rexon Limited, one of our shareholders, is Miroslava Hrncirova. Ms. Nicole Didi is the managing director of Rexon Limited.

Plan of distribution


      Prior to this offering, no public market for our securities existed. A total of up to 1,322,500 shares may be sold pursuant to this prospectus by the stockholders listed below. This does not include 133,333 options to purchase common stock which may be sold pursuant to this prospectus and are being registered and included in the following table. The share total also does not include 172,500 shares of our common stock underlying each common stock purchase warrant held by investors from the 1996 private offering which may be sold pursuant to this prospectus and are being registered and included in the following table. However, 157,500 shares underlying warrants held by investors from the 1996 private offering who entered into agreements extending the date that their promissory notes are due, are not being registered, have not been included and are not being offered by this prospectus. Except as we have described above, the stockholders selling our stock have never held any position or office with us or had any other material relationship with us. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.


      The selling stockholders may, from time to time sell all or a portion of their registered shares in negotiated transactions or on any exchange in which we may list or trade our common stock, at prices then prevailing or related to the then current market price. The shares will not be sold in an underwritten public offering, but may be sold either directly or through brokers or dealers. Brokers or dealers may receive commissions or discounts from selling stockholders, or if any such broker-dealer acts as agent for the purchaser of such shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.


      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders. The amount of shares owned by Norman Docteroff prior to this offering represents shares available to be purchased based on options issued to Mr. Docteroff as compensation as provided by his employment agreement to serve as our president, chief executive officer and a director, which provides for the vesting of options to purchase 6,945 shares of common stock per month commencing April 15, 1999. The number of shares owned by Millenium Capital Corporation prior to this offering represents shares available to be purchased based on options issued to Millenium Capital Corporation as consideration for Millenium Capital Corporation which introduced Norman Docteroff to Docuport. These options are fully vested.



--------------------------------------------------------------------------------
                                                                    Percentage
                          Shares                  Shares owned      of shares
Selling                owned prior      Shares      following       following
stockholder            to offering    registered     offering        offering
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Raja S. Tuli,           1,750,000       300,000     1,450,000         24.16%
chairman of the
board of directors
--------------------------------------------------------------------------------
Norman Docteroff          250,000        83,333       166,667          2.78%
--------------------------------------------------------------------------------
Aarnel Funding             25,000        25,000             0             0%
Corp. Pension Plan
--------------------------------------------------------------------------------
Abedon, Barbara            30,000        30,000             0             0%
--------------------------------------------------------------------------------

Artas Corporation          40,000        40,000             0             0%
--------------------------------------------------------------------------------
Baker, David                6,000         1,000         5,000           .08%
--------------------------------------------------------------------------------
Barotz, Norman              2,500         1,500         1,000           .02%
--------------------------------------------------------------------------------
Banque Bruxelles           50,000        30,000        20,000           .33%
Lambert (IP)
--------------------------------------------------------------------------------
Banque Bruxelles            7,500         7,500             0             0%
Lambert (P)
--------------------------------------------------------------------------------
Berg, Jake                 70,000        20,000        50,000           .83%
--------------------------------------------------------------------------------
Bouin, Frederic             5,000         5,000             0             0%
--------------------------------------------------------------------------------
Bowen, Douglas J            6,250         6,250             0             0%
--------------------------------------------------------------------------------
Bowen, Ellen, &             1,000         1,000             0             0%
Doug
--------------------------------------------------------------------------------
Brown, Gary                 5,000         2,000         3,000           .05%
--------------------------------------------------------------------------------
Bushong, Heather           13,500        10,500         3,000           .05%
--------------------------------------------------------------------------------
Caldarola, Eva              7,500         7,500             0             0%
--------------------------------------------------------------------------------
Calderola, Nancy            3,000         2,000         1,000           .02%
--------------------------------------------------------------------------------
Castellano,                20,000        12,500         7,500           .13%
Anthony
--------------------------------------------------------------------------------
Castellano, Jean           15,000        15,000             0             0%
--------------------------------------------------------------------------------
Chianese, Lawrence          1,000         1,000             0             0%
--------------------------------------------------------------------------------
Corsalini, Marie            4,500         2,000         2,500           .04%
--------------------------------------------------------------------------------
Diversified               637,750       369,250       268,500          4.47%
Investors Capital
Services of North
America, Inc.
--------------------------------------------------------------------------------
DiModica, Joseph           10,000        10,000             0             0%
--------------------------------------------------------------------------------
Euro                       15,000        15,000             0             0%
Pharmaceutical
Distributors
Limited
--------------------------------------------------------------------------------
Evans, Debra               50,000        30,000        20,000           .33%
--------------------------------------------------------------------------------
Fam Gindi                   5,000         5,000             0             0%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Finesod, Ben                5,000         2,000         3,000           .05%
--------------------------------------------------------------------------------
Forgione, Diane &           2,500         2,500             0             0%
Peter
--------------------------------------------------------------------------------
Garrison, Mark W           12,500        12,500             0             0%
--------------------------------------------------------------------------------
Hayhurst, Sandra &          2,000         2,000             0             0%
Walter
--------------------------------------------------------------------------------
Hazoury, Anandy            25,000        10,000        15,000           .25%
--------------------------------------------------------------------------------
Henderson, Maria           30,000        30,000             0             0%
--------------------------------------------------------------------------------
Hersch, Andrew             37,500        12,500        25,000           .42%
--------------------------------------------------------------------------------
Kaplan, Hilan                 500           500             0             0%
Trust, Lovey
Kaplan Trustee
--------------------------------------------------------------------------------
Kessler, Robert            40,000        25,000        15,000           .25%
--------------------------------------------------------------------------------
Key Group, Inc.            35,000        35,000             0             0%
--------------------------------------------------------------------------------
Kramer & Kramer             3,000         1,000         2,000           .03%
--------------------------------------------------------------------------------
Levi, Benjamin              3,000         3,000             0             0%
--------------------------------------------------------------------------------
London, Joyce               2,000         1,500           500           .01%
--------------------------------------------------------------------------------
Mann, Larry                 8,500         7,500          1000           .02%
--------------------------------------------------------------------------------
Mastey, Henri               4,000         2,000         2,000           .03%
--------------------------------------------------------------------------------
Mastey, Jean Yves           4,000         2,000         2,000           .03%
--------------------------------------------------------------------------------
Mellis, Lee                 3,000         1,000         2,000           .03%
--------------------------------------------------------------------------------
Merchant Ent. Ltd.          2,000         2,000             0             0%
--------------------------------------------------------------------------------
Millenium Capital          50,000        50,000             0             0%
Corporation
--------------------------------------------------------------------------------
Miller, Michael            20,000        20,000             0             0%
--------------------------------------------------------------------------------
Mintz & Fraade,            15,000        15,000             0             0%
P.C
--------------------------------------------------------------------------------
MMH Investments,           37,500        12,500        25,000           .42%
Inc.
--------------------------------------------------------------------------------
Morris, Barbara K          30,000        30,000             0             0%
--------------------------------------------------------------------------------
Pedrignani, Paolo          10,000         5,000         5,000           .08%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Peterson, Brent             1,000         1,000             0             0%
--------------------------------------------------------------------------------
Regency                     9,500         8,500         1,000           .02%
Resources, Inc.
--------------------------------------------------------------------------------
Rowe, Sandra                1,000         1,000             0             0%
--------------------------------------------------------------------------------
Rubin, Alan                30,000        30,000             0             0%
--------------------------------------------------------------------------------
Schattle, Arthur &         30,000        30,000             0             0%
Sheila
--------------------------------------------------------------------------------
Schuster, Jerome           50,000        15,000        35,000           .58%
--------------------------------------------------------------------------------
Shapiro, Jane               1,000         1,000             0             0%
--------------------------------------------------------------------------------
Spellane, Tom               2,000         2,000             0             0%
--------------------------------------------------------------------------------
Steiner, Jeffery            5,000         2,000         3,000           .05
--------------------------------------------------------------------------------
Stepniewski, Jackie         7,000         2,000         5,000           .08%
--------------------------------------------------------------------------------
Stone, Gladys               2,000         2,000             0             0%
--------------------------------------------------------------------------------
Stone, Lawrence            34,500        34,500             0             0%
--------------------------------------------------------------------------------
Tamburrini, Vivian         30,000        30,000             0             0%
--------------------------------------------------------------------------------
Telesnick, Alan            17,000        17,000             0             0%
--------------------------------------------------------------------------------
Tigrak, Omer                3,000         1,000         2,000           .03%
--------------------------------------------------------------------------------
Tobias, Barbara             4,000         2,000         2,000           .03%
--------------------------------------------------------------------------------
Toboroff, Leonard          10,000         5,000         5,000           .08%
--------------------------------------------------------------------------------
Toboroff, Matthew             500           500             0             0%
--------------------------------------------------------------------------------
Toth, Francis               5,000         2,000         3,000           .05%
--------------------------------------------------------------------------------
Tristan, Lucia              2,000         1,000         1,000           .02%
--------------------------------------------------------------------------------
Vecchio                    65,000        65,000             0             0%
Consultants, Inc.
--------------------------------------------------------------------------------
Weissman, Jody             12,500         9,500         3,000           .05%
--------------------------------------------------------------------------------
Wells, John                15,000         5,000        10,000           .17%
--------------------------------------------------------------------------------
Wiech, Christopher         12,500        12,500             0             0%
--------------------------------------------------------------------------------
M. & Norbet L.
--------------------------------------------------------------------------------
Wunderlin,                  1,000         1,000             0             0%
Rosalind
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Yablon, Melvin             45,000        30,000        15,000           .25%
--------------------------------------------------------------------------------
Zion Morally                1,000         1,000             0             0%
--------------------------------------------------------------------------------

                          Description of the securities

General

      The following description summarizes our authorized and currently outstanding securities. We are authorized to issue 12,000,000 shares of common stock, par value $.001 per share and a maximum of 2,000,000 shares of preferred stock, $.01 per share. There are 6,002,500 shares of common stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued.

Common stock

      Each holder of shares of our common stock, issued and outstanding, is entitled to one vote per share held and has the sole right and power to vote upon all matters upon which a vote of stockholders is taken. Neither our certificate of incorporation nor our by laws permit our stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of our business, the owners of common stock are entitled to receive our net assets in proportion to the respective number of shares held by them, following payment to our preferred stockholders. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. All of our outstanding shares of common stock are fully paid and non-assessable and not subject to further call or redemption.


      To date, we have never paid dividends on any of our common stock and we intend to reinvest earnings, if any, for the development and expansion of our business. We do not guarantee that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not required to declare dividends on our common stock. Whether we should declare cash or stock dividends will be in the sole and absolute discretion of our board and will depend on our earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.

Preferred stock

      We are authorized by our certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

      o     conversion privileges

      o     dividends

      o     redemption rights

      o     liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by our board. We have not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of our management without further action by other stockholders and may adversely affect the rights of the holders of our common stock.

Warrants


      Each warrant entitles the holder of record to purchase one share of our common stock at a price of $.10 per share. A warrant holder may exercise their rights by surrendering the warrant certificate to us, with the fully completed and executed subscription form, together with payment of the exercise price. Commencing upon the date of the purchase, the warrants may be exercised at any time in whole or part at the applicable exercise price until the warrants expire. We will not issue fractional shares when the warrants are exercised.

      The exercise price and the number of shares of common stock purchased upon the exercise of the warrants are subject to adjustment if events such as stock dividends, stock splits, combinations or reclassifications of the common stock occur. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, or if we were to consolidation or merge, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.


Previous private offerings


      On July 11, 1996, we conducted a private offering, under the guidelines provided by Rule 504 of Regulation D of the Securities Act of 1933. The offering raised $575,000. Each investor in the 1996 offering purchased a unit, or a fractional unit, valued at $50,000. Each unit consisted of the following securities:

o a $50,000 non-negotiable promissory note at 10% interest, due at the earlier of either two years after the closing of the private placement or an initial public offering,

o     10,000 shares of our common stock, and

o a warrant to purchase 10,000 shares of our common stock at a purchase price of $2.50 per share one year following an initial public offering and expiring five years following the initial public offering.

      In February 1999, we were in default of the promissory notes issued to investors in the 1996 private offering. On February 12, 1999, in order to avoid continued default, we offered an extension agreement to the investors of the 1996 offering which extended the due date of the promissory notes for which we were in default. Seventeen of the 18 investors agreed to the extension; we continue to be in default with respect to the remaining promissory note. As compensation to the investors who agreed to the extension, we exchanged for additional warrants equal to 1.5 times the number of original warrants to adjust for the exchange of shares of common stock in our Canadian subsidiary for shares of our common stock on a three for two basis, at a purchase price of $.10 per share. In addition, the original purchase price of the warrants was reduced from $1.67, as adjusted, to $0.10. The extension agreement extended the due date for the promissory notes until the earlier to occur of either (a) August 1, 2000; or (b) the raising an aggregate of $5,000,000 in financing.

      On March 12, 1999 Docuport Delaware, prior to incorporation, commenced a private offering of shares, under the guidelines provided by Rule 504 of Regulation D of the Securities Act of 1933, of its common stock, which closed on April 6, 1999, selling 700,000 shares at a purchase price of $.10 per share. The shares purchased in the March, 1999 offering are restricted and are not freely transferrable until the earlier of either one year following purchase of the shares or registration of the shares with the SEC.


      On March 22, 1999 Docuport Delaware commenced an additional private offering, under the guidelines provided by Rule 504 of Regulation D of the Securities Act of 1933, of shares of our common stock, which closed on April 6, 1999, selling 435,000 shares at a purchase price of $2.00 per share.


      On March 24, 1999, our board and the board of Docuport Canada, authorized the exchange of all of the issued and outstanding shares and warrants of Docuport Canada into our shares or warrants to purchase our shares on a 3 for 2 basis. Thus, for every 100 shares of Docuport Canada's common stock, a stockholder received 150 shares of our common stock. The Docuport Canada continues in existence as our subsidiary.


Shares eligible for future sale


      We currently have outstanding 6,002,500 shares of common stock. Of these shares 1,322,500, excluding shares underlying options and warrants, will be registered pursuant to this registration statement and will be freely transferable without restriction or further registration under the Securities Act. In addition, we have issued an aggregate of 435,000 shares in private offerings under Rule 504 of the Securities Act of 1933. These shares, while not registered with the SEC are freely transferable by their respective owners.


      All of the remaining 4,245,000 shares of our outstanding common stock outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and may only be sold based on an effective registration statement under the Securities Act, or in compliance with the exemption provisions of Rule 144 or based on another exemption under the Securities Act.


      In general, under Rule 144 as currently in effect, any person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that public information about the issuer as required by Rule 144 is then available and the seller complies with other requirements. Affiliates may sell unrestricted securities in compliance with Rule 144, other than the holding period requirement. A person who is not an affiliate, has not been affiliate within two months prior to sale, and has beneficially owned the restricted securities for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


      Prior to this offering, there has been no public trading market for the common stock and we cannot predict the effect, if any, that public sales of shares of common stock or the availability of shares for sale will have on the market prices of the common stock and warrants. Nevertheless, the possibility that a substantial amount of common stock or warrants may be sold in the public market may adversely effect prevailing market prices and could impair our ability to raise capital through the sale of its equity securities.


Determination of offering price


      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. In recent private offerings of our securities, we have sold our common stock at prices of $.10 and $2.00. The price of our common stock, when sold by our stockholders will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market where we intend to list our common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for our securities in the public market are:


      o     estimates of our business potential;

      o prevailing market conditions in the U.S. economy and the market in which we intend to compete;

      o an evaluation of other companies comparable to us and their ability to effectively compete with our product.

Transfer agent

      The transfer agent for our common stock is Liberty Transfer Company, 191 New York Avenue, Huntington, New York 11243.


                      Interest of named experts and counsel


Legal matters

      The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York. Mintz & Fraade, P.C. beneficially owns 15,000 shares of our common stock.

Experts

      The financial statements included in this prospectus and in the registration statement have been audited by BDO Dunwoody, independent chartered accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                                Legal proceedings


      We do not know of any litigation pending, threatened or contemplated, or unsatisfied judgments, against us, or of any proceeding to which we are a party.


                              Available information


      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about us, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Street, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------

                                 Docuport, Inc.


                                1,628,333 shares


                                 --------------
                                   PROSPECTUS
                                 --------------

      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------


Until _______, 1999, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                  ______ , 1999

================================================================================

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report ................................................F-2

Audited Balance Sheets  as of December 31, 1998 .............................F-3

Statements of Operations, for the Period of Inception
Through the Fiscal Year Ended December 31, 1998 .............................F-4

Statements of Stockholders' Deficiency, for the Period of
Inception Through Fiscal Years Ended December 31, 1997
and December 31, 1998........................................................F-5

Statements of Cash Flows, for the Period of Inception
Through Fiscal Years Ended December 31, 1997
and December 31, 1998 .......................................................F-6

Notes to Financial Statements ...............................................F-7


Balance Sheets as of September 30, 1999 (unaudited).........................F-13

Statements of Operation, for the Period of Inception
Through Nine months ended September 30, 1999 and 1998 (unaudited)...........F-14

Statements of Cash Flows, for the Period of Inception
Through Nine months ended September 30, 1999 and 1998 (unaudited)...........F-15

Statements of Shareholders' Deficit, for the Period of Inception
Through Nine months ended September 30, 1999 and 1998 (unaudited)...........F-16

Notes to Unaudited Financial Statements.....................................F-18

================================================================================

                                                                Auditors' Report

--------------------------------------------------------------------------------

To the Directors of
DOCUPORT INC.

We have audited the balance sheets of Docuport Inc. (a development stage company) as at December 31, 1998 and December 31, 1997 and the statements of operations, shareholders' deficiency and cash flows for the period from February 1st, 1992, date of inception, through December 31, 1998 and for the years ended December 31, 1998 and December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its cash flow for the period from February 1st, 1992, date of inception, through December 31, 1998 and for the years ended December 31, 1998 and December 31, 1997 in accordance with generally accepted accounting principles in the United States.

Chartered Accountants

Montreal, Quebec
February 12, 1999

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                                  Balance Sheets
                                            (Expressed in United States dollars)

December 31                                                   1998         1997
-------------------------------------------------------------------------------
Assets

Current
  Cash and cash equivalents                              $ 117,899    $  10,822
  Miscellaneous receivable                                   3,142        2,954
  Income tax credits receivable                             25,415      145,748
  Advance to employee (Note 1)                                  --        3,454
                                                         ----------------------

                                                           146,456      162,978
Capital assets (Note 2)                                      7,067       10,265
                                                         ----------------------

                                                         $ 153,523    $ 173,243
===============================================================================

Liabilities and Shareholders' Deficiency

Current
  Accounts payable and accrued liabilities               $ 167,605    $  85,134
  Due to related parties (Note 3)                           25,289        3,454
  Current portion of long term debt (Note 4)               575,000      575,000
                                                         ----------------------

                                                           767,894      663,588
                                                         ----------------------

Shareholders' deficiency
  Share capital (Note 5)                                     4,522        4,522
  Additional paid-in capital                                70,000           --
  Deficit accumulated during the development stage        (746,631)    (520,152)
  Cumulative translation adjustment                         57,738       25,285
                                                         ----------------------

                                                          (614,371)    (490,345)
                                                         ----------------------

                                                         $ 153,523    $ 173,243
===============================================================================

 See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                        Statements of Operations
                                            (Expressed in United States dollars)

                                           February 1,
                                               1992 to     Year ended     Year ended
                                          December 31,   December 31,   December 31,
                                                  1998           1998           1997
------------------------------------------------------------------------------------
Revenues
  Research and development grants          $   166,509    $    13,482    $    93,897

Expenses
  Amortization                                   6,907          2,948          2,767
  Consulting fees                               70,000         70,000             --
  Foreign exchange loss                         64,163         32,142         32,021
  Materials                                    107,896         17,482         68,423
  Office                                        36,044          8,284         19,742
  Professional fees                             19,290         10,146          5,555
  Rent                                           8,802          2,451          2,626
  Salaries and employees benefits              155,262         29,552         90,721
  Subcontractors                               126,221             --         64,837
  Taxes and licences                             1,406            535            871
  Travel                                        27,835          4,415         19,922
                                           -----------------------------------------

Operating loss before undernoted              (457,317)      (164,473)      (213,588)
                                           -----------------------------------------

Other income and expenses
  Financing fees                              (155,336)        (3,640)       (53,155)
  Interest and bank charges                     (2,613)          (909)        (1,330)
  Interest income                               11,152            113          6,124
  Interest on long term debt                  (138,068)       (57,570)       (61,373)
                                           -----------------------------------------

                                              (284,865)       (62,006)      (109,734)
                                           -----------------------------------------

Net loss                                   $  (742,182)   $  (226,479)   $  (323,322)
====================================================================================

Loss per common share, basic and diluted   $     (0.16)   $     (0.05)   $     (0.07)
====================================================================================

Weighted average number of shares
   outstanding                               4,522,500      4,522,500      4,522,500
====================================================================================

 See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                          Statements of Shareholders' Deficiency
                                            (Expressed in United States dollars)

For the period from February 1, 1992, date of inception, through December 31,
1998

                                                                           Accumulated
                                          Common Stock    Additionnal            Other
                                          ------------        Paid-In    Comprehensive               Comprehensive
                                         Shares   Amount      Capital             Loss     Deficit            Loss        Total
                                      -----------------------------------------------------------------------------------------
Balance, February 1, 1992                    --   $   --     $     --          $    --   $      --       $            $      --

  Issuance of common stock in 1992
   for $ 0.0000251 per share          2,900,000       73           --               --          --                           73

  Issuance of common stock in 1996
    for nil consideration               115,000       --           --               --          --              --

  Recapitalization to effect
   the exchange of shares
   on reverse acquisition             1,507,500    4,449           --                       (4,449)             --           --

  Comprehensive loss
   Net loss for the period                   --       --           --               --    (192,381)       (192,381)    (192,381)

  Other comprehensive income
   Foreign currency
      translation adjustments                --       --           --              909          --             909          909

  Comprehensive loss                         --       --           --               --                    (191,472)          --
                                      -----------------------------------------------------------------------------------------

Balance, December 31, 1996            4,522,500    4,522           --              909    (196,830)             --     (191,399)

  Comprehensive loss
   Net loss for the year                     --       --           --               --    (323,322)       (323,322)    (323,322)

  Other comprehensive income
   Foreign currency
      translation adjustments                --       --           --           24,376          --          24,376       24,376

  Comprehensive loss                         --       --           --               --    (298,946)             --
                                      -----------------------------------------------------------------------------------------

Balance, December 31, 1997            4,522,500    4,522           --           25,285    (520,152)             --     (490,345)

  Comprehensive loss
   Net loss for the year                     --       --           --               --    (226,479)       (226,479)    (226,479)

  Transfer of common stock
   from existing shareholders in
   exchange for consulting services
   for the company                           --       --       70,000               --          --              --       70,000

  Other comprehensive income
   Foreign currency
      translation adjustments                --       --           --           32,453          --          32,453       32,453

  Comprehensive loss                         --       --           --               --    (194,026)
                                      -----------------------------------------------------------------------------------------

Balance, December 31, 1998            4,522,500   $4,522     $ 70,000          $57,738   $(746,631)      $(614,371)
===============================================================================================================================

 See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                        Statements of Cash Flows
                                            (Expressed in United States dollars)

                                                         February 1,
                                                             1992 to          Year ended          Year ended
                                                        December 31,        December 31,        December 31,
                                                                1998                1998                1997
------------------------------------------------------------------------------------------------------------
Cash provided by (used in)

Operating activities
  Net loss                                                 $(742,182)          $(226,479)          $(323,322)
  Add (deduct) items not requiring a cash outlay
   Amortization                                                6,907               2,948               2,767
   Foreign exchange loss                                      64,163              32,142              32,021
   Additional paid-in capital                                 70,000              70,000                  --
  Net changes in assets
     and liabilities related to operations
   Accounts receivable                                        (3,142)               (188)               (913)
   Income tax credits receivable                             (25,415)            120,333             (86,650)
   Accounts payable and accrued liabilities                  167,605              82,471              60,368
   Other assets                                                  250                 250                  --
                                                           -------------------------------------------------

                                                            (461,814)             81,477            (315,729)
                                                           -------------------------------------------------

Investing activities
  Purchase of capital assets                                 (14,224)                 --              (7,554)
  Advances to employee                                            --               3,454              (3,454)
                                                           -------------------------------------------------

                                                             (14,224)              3,454             (11,008)
                                                           -------------------------------------------------

Financing activities
  Due to related parties                                      25,289              21,835                (194)
  Long term debt issued                                      575,000                  --                  --
  Capital stock issued                                         4,522                  --                  --
  Effect of recapitalization                                  (4,449)                 --                  --
                                                           -------------------------------------------------

                                                             600,362              21,835                (194)
                                                           -------------------------------------------------

Effect of exchange rate changes on cash                       (6,425)                311              (4,892)
                                                           -------------------------------------------------

Net increase (decrease) in cash during the period            117,899             107,077            (331,823)

Cash and equivalents, beginning of period                         --              10,822             342,645
                                                           -------------------------------------------------

Cash and equivalents, end of period                        $ 117,899           $ 117,899           $  10,822
============================================================================================================

 See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                      Summary of Significant Accounting Policies
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

Nature of Business      Docuport Inc. (the "Company") was incorporated under the
                        laws of Ontario in February 1992 and was inactive until January 1, 1996. The Company is developing and intends to market a patented portable multifunctional office machine called the Slimfax. The Company's future operations is dependent upon successful marketing and sales of its product and obtaining the necessary financing to complete the development.

Basis of Financial      The accompanying financial statements are stated in
Statements              United States dollars, "the reporting currency". The
                        transactions of the Company have been recorded during the year in Canadian dollars, "the functional currency".
                        The translation of Canadian dollars into United States dollars amounts have been made at the year end exchange rates for balance sheet items and the average exchange rate for the year for revenues, expenses, gains and losses. Translation adjustments to reporting currency are included in equity.

                        These financial statements have been prepared by management in accordance with generally accepted accounting principles in the United States.

Accounting Estimates    The preparation of financial statements in conformity
                        with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Capital Assets          Management reviews long-lived assets for impairment
                        whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and, if deemed impaired, measurement and recording of an impairment loss is based on the fair value of the asset.

                        Capital assets are recorded at cost less accumulated amortization. Amortization is provided annually at rates calculated to amortize the assets over their estimated useful lives as follows:

                        Furniture and fixtures - 20% declining balance Computer equipment - 30% declining balance

Cash and Equivalents    Cash and cash equivalents include all highly liquid
                        investments purchased with original maturities of three months or less.

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                          Summary of Significant Accounting Policies (continued)
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

Recently Issued         SFAS No 133, "Accounting for Derivatives Instruments and
Accounting Standards    Hedging Activities" requires companies to record
                        derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

                        SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-5 has no material effect on its financial statements.

Research and            Research and development costs are charged against
Development Costs       income in the year of expenditure.

Income Taxes            The Company accounts for income taxes under the asset
                        and liability method as required by SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities.

Fair Value of           The carrying amounts of financial instruments of the
Financial Instruments   Company, including cash and cash equivalents, accounts
                        receivable, and accounts payable approximate fair value because of their short maturity. The fair value of advances to and from related parties and long term debt cannot be readily determined.

Earnings (loss) per     Earnings (loss) per common share is based on the
share                   weighted average number of common shares outstanding
                        during the period. The effect of common shares contingently issuable pursuant to outstanding warrants has not been considered since they are anti-dilutive.

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

1.    Advance to Employee

      The advance is non-interest bearing and without specific terms of repayment.

--------------------------------------------------------------------------------

2.    Capital Assets

                                                              1998        1997
                                 ---------------------------------------------
                                           Accumulated    Net Book    Net Book
                                    Cost  Amortization       Value       Value

      Furniture and fixtures     $ 1,176         $  351     $  825     $   820
      Computer equipment          12,081          5,839      6,242       9,445
                                 ---------------------------------------------

                                 $13,257         $6,190     $7,067     $10,265
                                 =============================================

--------------------------------------------------------------------------------

3.    Due to Related Parties and Related Party Transactions

      The amounts due to related parties are non-interest bearing with no specific terms of repayment.

      From February 1, 1992 to December 31, 1998 the Company subcontracted software and other consulting projects totalling $111,557 with various companies controlled by shareholders.

      During 1997 the Company subcontracted software consulting projects totalling $64,837 with various companies controlled by shareholders.

      During 1998 the Company incurred rent charges from a related company totalling $2,451 (1997 - $2,626).

      These transactions were in the normal course of business and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related companies.

4.    Long Term Debt

                                                          1998        1997
                                                      --------------------
      10% subordinated promissory notes, due
      August 28, 1998                                 $ 575,000  $ 575,000
                                                      ====================

      The Company is currently in default as the notes were due August 28, 1998 and the debt has been reflected as current. On February 10, 1999 the Company negotiated an extention with a majority of the noteholders which would include issuing additional warrants equal to the number of warrants held by the noteholders and changing the excercise price to $0.10.

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

5.    Share Capital

      (a)   Authorized

            12 million common shares, par value $.001 per share
            2 million preferred shares, par value $.01 per share

      (b)   Changes to issued share capital

            Subsequent to December 31, 1998, all the shareholders of the Company exchanged their shares of the company for shares of a new parent company at a ratio of three (3) shares for every two (2) shares held. At the conclusion of the transaction, the former shareholders of the Company controlled the new parent company and, thus, the transaction has been accounted for as a recapitalization. These changes have been treated retroactively to all prior period information and earnings per share calculations.

      (c)   Issued and outstanding

                                                   1998        1997
                                                -------------------

            4,522,500 common shares             $ 4,522     $ 4,522
                                                ===================

      (d)   Preferred shares

            The prefered shares may be issued from time to time in one or more series. The Board of Directors of the Company are authorized to provide for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series.

      (e)   Warrants

            In connection with the subordinated promissory notes (see Note 4), the Company has issued to the noteholders 172,500 warrants to purchase common shares at an exercise price of $1.67. The warrants expire August 28, 2002.

            Also, as at December 31, 1998 the Company had an additional 650,000 issued and outstanding warrants exercisable at an exercise price of $2.50 which were subsequently cancelled ( Note 8).

--------------------------------------------------------------------------------

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997

6.    Income Taxes

      (a) The reconciliation of income taxes calculated at the effective tax rate of 18.87% to the total tax provision is as follows:

                                                            1998        1997
                                                         ---------------------

            Income taxes (recovery) at statutory rates   $ (42,737)  $ (61,011)
            Adjustment to valuation adjustment              42,737      61,011
                                                         ---------------------

                                                         $      --          --
                                                         =====================

      (b)   Deferred Tax Assets

            Deferred tax assets have been recorded at current rates as follows:

            Balance of pool of Scientific Research &
              Development available to reduce taxable
              income for future years                    $      --    $ 41,000
                                                         ---------------------

            Tax losses available to reduce taxable
              income of future years                       116,000      59,000
                                                         ---------------------

                                                           116,000     100,000
            Less: Deferred tax asset valuation
              allowance                                    116,000     100,000

            Net tax asset                                $      --   $      --
                                                         =====================

            The Company has net operation loss carryforwards to reduce taxable income of approximately $614,000 which expire during the years 2003 through 2005.

--------------------------------------------------------------------------------

================================================================================

                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

7.    Commitment

      The Company is committed under a management and consulting agreement for a three year period ending December 2001 for compensation consisting of 1,050,000 common shares, which have been transferred from the present shareholders, and a fee of $5,000 per month for a two year period after such time the Company becomes publicly traded. The shares transferred are fully vested, non forfeitable, and excercisable. This share transfer resulted in a consulting fee expense of $70,000 with a credit to additional paid-in capital representing the fair value of the shares on December 12th, 1998.

--------------------------------------------------------------------------------

8.    Subsequent event

      On January 29, 1999, in exchange for the cancellation of warrants (Note
      5e), the company issued a total of 230,000 shares to management and the consultant refered to in Note 7. This transaction will be accounted for as an expense with a credit to additional paid-in capital representing the fair value of the shares issued.

--------------------------------------------------------------------------------

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                           SEPTEMBER 30, 1999 AND 1998


                                                             1999       1998
                                                         ----------- -----------
                                                         (Unaudited) (Unaudited)
ASSETS

    CURRENT ASSETS
      CASH AND CASH EQUIVALENTS                          $   225,611  $   4,262
      MISCELLANEOUS RECEIVABLE                                 2,871      2,210
      INCOME TAX CREDITS RECEIVABLE                          150,966    138,648
      ADVANCES TO EMPLOYEES AND CONSULTANTS                   21,000      3,277
      INVENTORY                                               44,580         --
      PREPAID EXPENSES                                        20,000
                                                         -----------  ---------

        TOTAL CURRENT ASSETS                                 465,028    148,397

    FIXED ASSETS                                              30,229      8,106

    PATENTS                                                    1,016        465

    SECURITY DEPOSITS                                          1,555         --

                                                         ===========  =========
                                                         $   497,828  $ 156,968
                                                         ===========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY

    CURRENT LIABILITIES
      ACCOUNTS PAYABLE AND ACCRUED EXPENSES              $   378,375  $ 137,665
      DUE TO RELATED PARTIES                                  74,247     21,013
      CURRENT PORTION OF LONG TERM DEBT                       50,000     50,000
                                                         -----------  ---------

        TOTAL CURRENT LIABILITIES                            502,622    208,678

    LONG-TERM DEBT, LESS CURRENT PORTION                     525,000    525,000

    STOCKHOLDERS' DEFICIT
      COMMON STOCK, $.001 PAR VALUE; 12,000,000 SHARES
        AUTHORIZED, 6,002,500 ISSUED AND OUTSTANDING
        SEPTEMBER 30, 1999; 4,522,500 ISSUED AND
        OUTSTANDING SEPTEMBER 30, 1998                         6,002      4,522
      ADDITIONAL PAID IN CAPITAL                           2,113,771         --
      DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE    (2,679,754)  (636,399)
      CUMULATIVE TRANSLATION ADJUSTMENT                       30,187     55,167
                                                         -----------  ---------
                                                            (529,794)  (576,710)
                                                         -----------  ---------

                                                         $   497,828  $ 156,968
                                                         ===========  =========

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
        NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM
           FEBRUARY 1, 1992 (DATE OF INCEPTION) TO SEPTEMBER 30, 1999


                                                                            FEBRUARY 1, 1992
                                                      9 MONTHS ENDED         (INCEPTION) TO
                                                       SEPTEMBER 30,          SEPTEMBER 30,
                                                    1999           1998            1999
                                                -----------    -----------     -----------
                                                (Unaudited)    (Unaudited)     (Unaudited)
REVENUES
  GOVERNMENT RESEARCH AND DEVELOPMENT GRANTS    $   122,721            112     $   289,230

EXPENSES
  CONSULTING FEES                                   882,100             --          882100
  DEPRECIATION AND AMORTIZATION                       7,990          2,161          14,897
  FOREIGN EXCHANGE LOSS (GAIN)                      (25,228)        30,894          38,935
  MANAGEMENT FEES                                    60,000             --          60,000
  MATERIALS                                          41,474            541         149,370
  OFFICE                                             12,662          6,713          48,706
  ORGANIZATION COSTS                                423,700             --         423,700
  PROFESSIONAL FEES                                  69,769          2,797       1,041,159
  RENT                                               15,290          1,865          24,092
  SALARIES AND EMPLOYEE BENEFITS                    194,592         22,090         349,854
  SUBCONTRACTORS                                    237,962          2,142         364,183
  PRINTING AND PACKAGING                             30,909             --          30,909
  TAXES AND LICENSES                                  8,551            155           9,957
  TESTING AND CERTIFICATION                           6,200             --           6,200
  TRAVEL                                             54,663          3,678          82,498
                                                -----------    -----------     -----------
                                                 (1,897,913)       (72,924)     (2,355,230)

OTHER INCOME AND (EXPENSES)
  INTEREST INCOME                                     9,269             --          20,421
  FINANCING FEES                                         --             --        (155,336)
  INTEREST AND BANK CHARGES                          (1,239)          (197)         (3,852)
  INTEREST ON LONG TERM DEBT                        (43,125)       (43,126)       (181,193)
                                                -----------    -----------     -----------
                                                    (35,095)       (43,323)       (319,960)

NET LOSS                                        $(1,933,008)   $  (116,247)    $(2,675,190)
                                                ===========    ===========     ===========

LOSS PER COMMON SHARE, BASIC AND DILUTED        $     (0.35)   $     (0.03)    $     (0.59)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING     5,509,167      4,522,500       4,534,917

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
        NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM
           FEBRUARY 1, 1992 (DATE OF INCEPTION) TO SEPTEMBER 30, 1999


                                                               9 MONTHS ENDED        FEBRUARY 1, 1992
                                                                SEPTEMBER 30,         (INCEPTION) TO
                                                        --------------------------     SEPTEMBER 30,
                                                            1999           1998             1999
                                                        -----------    -----------      -----------
                                                        (Unaudited)    (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     NET LOSS                                           $(1,933,008)   $  (116,247)     $(2,675,190)
     ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
        USED IN OPERATING ACTIVITIES
           DEPRECIATION AND AMORTIZATION                      7,990          2,161           14,897
           FOREIGN EXCHANGE LOSS (GAIN)                     (25,228)        30,894           38,935
           COMMON STOCK ISSUED FOR SERVICES                     230             --              230
           RECAPITALIZATION AND MERGER                          115             --              115
           ADDITIONAL PAID-IN CAPITAL THROUGH
             ISSUANCE OF STOCK FOR SERVICES               1,252,070             --        1,322,070

     NET CHANGES IN ASSETS AND LIABILITIES RELATED TO
        OPERATIONS
           MISCELLANEOUS RECEIVABLE                             271            744           (2,871)
           INCOME TAX CREDITS RECEIVABLE                   (125,551)         7,100         (150,966)
           INVENTORY                                        (44,580)            --          (44,580)
           PREPAID EXPENSES                                 (20,000)            --          (20,000)
           SECURITY DEPOSITS                                 (1,555)            --           (1,555)
           ACCOUNTS PAYABLE AND ACCRUED EXPENSES            210,770         52,531          378,375
                                                        -----------    -----------      -----------

           NET CASH USED IN OPERATING ACTIVITIES           (678,476)       (22,817)      (1,140,540)

     CASH FLOWS USED IN INVESTING ACTIVITIES

        PURCHASE OF FIXED ASSETS                            (23,162)            --          (37,386)
        PATENTS                                                (650)            --           (1,016)
        ADVANCES TO EMPLOYEES AND CONSULTANTS               (21,000)           177          (21,000)
                                                        -----------    -----------      -----------

           NET CASH USED IN INVESTING ACTIVITIES            (44,812)           177          (59,402)

     CASH FLOWS FROM FINANCING ACTIVITIES

        DUE TO RELATED PARTIES                               48,958         17,558           74,247
        LONG-TERM DEBT ISSUED                                    --             --          575,000
        COMMON STOCK ISSUED                                 792,836             --          792,909
                                                        -----------    -----------      -----------

           NET CASH PROVIDED BY FINANCING ACTIVITIES        841,794         17,558        1,442,156
                                                        -----------    -----------      -----------

     EFFECT OF EXCHANGE RATE CHANGES ON CASH                (10,794)        (1,478)         (16,603)
                                                        -----------    -----------      -----------

     NET INCREASE (DECREASE) IN CASH                        107,712         (6,560)         225,611

     CASH AND EQUIVALENTS, BEGINNING OF PERIOD              117,899         10,822               --
                                                        -----------    -----------      -----------

     CASH AND EQUIVALENTS, END OF PERIOD                $   225,611    $     4,262      $   225,611
                                                        ===========    ===========      ===========

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF SHAREHOLDERS' DEFICIT
        NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM
           FEBRUARY 1, 1992 (DATE OF INCEPTION) TO SEPTEMBER 30, 1999


                                                                              ACCUMULATED
                                                                 ADDITIONAL     OTHER
                                             COMMON STOCK          PAID-IN   COMPREHENSIVE              COMPREHENSIVE
                                           SHARES      AMOUNT      CAPITAL       LOSS        DEFICIT         LOSS          TOTAL
                                          -------------------    ----------    --------    --------------------------   -----------
                                         (Unaudited) (Unaudited) (Unaudited ) (Unaudited)  (Unaudited)    (Unaudited)   (Unaudited)
BALANCE, FEBRUARY 1, 1992 (INCEPTION)

    ISSUANCE OF COMMON STOCK IN 1992
      FOR 0.0000251 PER SHARE             2,900,000    $   73    $       --    $     --    $        --    $        --   $        73

    ISSUANCE OF COMMON STOCK IN 1996
      FOR NIL CONSIDERATION                 115,000        --            --          --             --             --            --

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                         1,507,500     4,449            --          --         (4,449)            --            --

    TRANSFER OF COMMON STOCK IN
     1998 FROM EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                            --        --        70,000          --             --             --        70,000

    ISSUANCE OF COMMON STOCK IN JANUARY
      1999 TO EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                       230,000       230        22,770          --             --             --        23,000

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                           115,000       115            --          --           (115)            --            --

    ISSUANCE OF COMMON STOCK IN
      MARCH 1999 FOR 0.10 PER SHARE          53,000        53         5,247          --             --             --         5,300

    ISSUANCE OF COMMON STOCK IN MARCH
      1999 FOR 2.00 PER SHARE, INCLUDING
      SERVICES VALUED AT 1.90 PER SHARE     647,000       647     1,293,353          --             --             --     1,294,000

    ISSUANCE OF COMMON STOCK IN
      APRIL 1999 FOR 2.00 PER SHARE NET
      OF OFFERING COSTS OF $147,164         435,000       435       722,401          --             --             --       722,836

    COMPREHENSIVE LOSS
      NET LOSS FROM INCEPTION TO
      SEPTEMBER 30, 1999                         --        --            --          --     (2,675,189)    (2,675,189)   (2,675,189)

    OTHER COMPREHENSIVE INCOME
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                                --        --            --      30,187             --         30,187        30,187
                                          -------------------    ----------    --------    --------------------------   -----------

BALANCE, SEPTEMBER 30, 1999               6,002,500     6,002     2,113,771      30,187     (2,679,753)    (2,645,002)     (529,793)
                                          ===================    ==========    ========    ==========================   ===========

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF SHAREHOLDERS' DEFICIT
        NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND THE PERIOD FROM
           FEBRUARY 1, 1992 (DATE OF INCEPTION) TO SEPTEMBER 30, 1999


                                                                              ACCUMULATED
                                                                 ADDITIONAL     OTHER
                                             COMMON STOCK          PAID-IN   COMPREHENSIVE              COMPREHENSIVE
                                           SHARES      AMOUNT      CAPITAL       LOSS        DEFICIT         LOSS          TOTAL
                                          -------------------    ----------    --------    --------------------------   -----------
                                         (Unaudited) (Unaudited) (Unaudited ) (Unaudited)  (Unaudited)    (Unaudited)   (Unaudited)
BALANCE JANUARY 1, 1998                   4,522,500     4,522    $       --    $ 25,285    $  (520,152)   $        --   $  (490,345)

    COMPREHENSIVE LOSS
      NET LOSS FOR THE PERIOD                    --        --            --          --       (116,247)      (116,247)     (116,247)

    OTHER COMPREHENSIVE INCOME
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                                --        --            --      29,882             --         29,882        29,882
                                          -------------------    ----------    --------    --------------------------   -----------

BALANCE, SEPTEMBER 30, 1998               4,522,500     4,522            --      55,167       (636,399)       (86,365)     (576,710)
                                          ===================    ==========    ========    ==========================   ===========

BALANCE JANUARY 1, 1999                   4,522,500     4,522    $   70,000    $ 57,738    $  (746,631)   $  (614,371)

    ISSUANCE OF COMMON STOCK IN JANUARY
      1999 TO EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                       230,000       230        22,770          --             --             --        23,000

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                           115,000       115            --          --           (115)            --            --

    ISSUANCE OF COMMON STOCK IN
      MARCH 1999 FOR 0.10 PER SHARE          53,000        53         5,247          --             --             --         5,300

    ISSUANCE OF COMMON STOCK IN MARCH
      1999 FOR 2.00 PER SHARE, INCLUDING
      SERVICES VALUED AT 1.90 PER SHARE     647,000       647     1,293,353          --             --             --     1,294,000

    ISSUANCE OF COMMON STOCK IN
      APRIL 1999 FOR 2.00 PER SHARE NET
      OF OFFERING COSTS OF $147,164         435,000       435       722,401          --             --             --       722,836

    COMPREHENSIVE LOSS
      NET LOSS FOR THE PERIOD                    --        --            --          --     (1,933,008)    (1,933,008)   (1,933,008)

    OTHER COMPREHENSIVE LOSS
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                                --        --            --     (27,551)            --        (27,551)      (27,551)
                                          -------------------    ----------    --------    --------------------------   -----------

BALANCE, SEPTEMBER 30, 1999               6,002,500     6,002     2,113,771    $ 30,187    $(2,679,754)   $(1,960,559)  $  (529,794)
                                          ===================    ==========    ========    ==========================   ===========

NOTE 1: BASIS OF PRESENTATION

The interim financial statements included herein have been prepared by Docuport, Inc. ("Docuport" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included elsewhere in this filing. The Company follows the same accounting policies in preparation of interim reports.

Results of operations for the interim periods may not be indicative of annual results.

NOTE 2: LONG-TERM DEBT

                                                        September 1999   September 1998
                                                        --------------   --------------
10% subordinated promissory note, due August 28, 1998   $       50,000   $       50,000
10% subordinated promissory notes, due August 1, 2000          525,000          525,000
                                                        -------------------------------

                                                               575,000          575,000
Less:  current portion                                          50,000           50,000
                                                        -------------------------------
Long-term debt                                          $      525,000   $      525,000
                                                        ===============================

On February 10, 1999, the Company negotiated an extension with a majority of the noteholders which included reducing the exercise price of existing options from $1.67 per share, split adjusted, to $0.10 per share and issuing an additional 157,500 warrants with an exercise price of $0.10 per share.

The Company is in default on the current $50,000 note which was due August 28, 1998 and is due on demand.

NOTE 3: STOCK OFFERINGS

In March, 1999 the Company conducted an offering of 700,000 shares of its $0.001 par value common stock. Certain shares sold to individuals or companies deemed to be related parties were sold for $2.00 per share, comprised of $0.10 per share in cash and $1.90 per share of services, while shares sold to those individuals deemed unrelated parties were sold for $0.10 per share in cash. All shares sold during this offering contain certain restrictions as to further transfer.

In April, 1999 the Company conducted a second offering of $930,000. The Company raised $870,000 with the placement of 435,000 shares of its $0.001 par value common stock at $2.00 per share. These shares were sold without any restrictions as to further transfer.

NOTE 4: MERGER

On March 24, 1999, the Company issued 4,867,500 shares of its common stock in exchange for all of the outstanding common stock of Docuport, Inc., a Canadian corporation ("Canada"). At the conclusion of the transaction, the former shareholders of Canada controlled the new parent company and, thus, the transaction has been accounted for as a recapitalization. Accordingly, the Company's financial statements have been restated to include the accounts and operations of Docuport for all periods prior to the merger.

                                     PART II

Item 24. Indemnification of Directors and Officers.

      Article EIGHTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

            "EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company,, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping

Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee...............................................  $   786.44
Printing and Engraving.............................................     1000.00*
Legal Fees and Expenses............................................   45,000.00*
Accounting Fees and Expenses.......................................   27,000.00*
Transfer Agent Fees................................................      800.00*
Miscellaneous Expenses.............................................      413.56
                                                                         ------

           TOTAL...................................................   75,000.00

---------------
*     Estimated.

Item 26. Sales of Unregistered Securities.


      On July 11, 1996 the Registrant offered for sale units, or a fractional unit, which included shares of common stock, common stock purchase warrants and promissory notes. The Registrant sold and issued an aggregate of (a) 115,000 shares of common stock; (b) 115,000 common stock purchase warrants; and (c) $575,000 in promissory notes, to a total of eighteen individuals for the aggregate consideration of $575,000. The issuance of these securities did not require registration under the Securities Act in that all of such securities were issued under an exemption from the registration requirements of the Securities Act provided by Section 3(b) and Rule 504. Upon a resolution of the Registrants Board of Directors, passed on March 24, 1999, all shares of common stock and warrants in Docuport Canada were exchanged for shares in Docuport Delaware (the "Exchange"). The ratio of the Exchange was three (3) shares or warrants in the parent for every two (2) shares or warrants in Docuport Canada.

      On February 10, 1999 the Registrant offered an extension agreement to the investors of the 1996 offering which extended the due date of the promissory notes which were part of the 1996 private offering. Seventeen of the 18 investors agreed to the extension. As compensation to the investors who agreed to the extension, the Registrant: (A) issued additional warrants equal to the number of the warrants held (as adjusted upon the Exchange) with an exercise price of $0.10 per share and (B) the exercise price for the warrants originally issued in connection with the 1996 private offering was reduced from $1.67 (as adjusted) to $0.10. The extension agreement extended the due date for the Promissory Notes until the earlier to occur of either (a) August 1, 2000; or (b) the raising an aggregate of $5,000,000 in financing.


      Commencing on March 12, 1999 and closing on April 6, 1999, the Registrant sold and issued an aggregate of 700,000 shares of common stock to a total of seventeen individuals for the aggregate consideration of $70,000 ($.10 per share). The issuance of all of such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued under an exemption from the registration requirements of the Securities Act afforded by Section 3(b) and Rule 504. The purchasers of the Registrant's common stock were all accredited investors.

      Commencing on March 22, 1999 and closing on April 6, 1999, the Registrant sold and issued an aggregate 435,000 shares of its common stock to a total of 32 individuals for the aggregate consideration of $870,000 ($2.00 per share). All of such shares of Common stock were issued under an exemption from the registration requirements of the Securities Act afforded by Section 3(b) and Rule 504. Twenty-one of the purchasers were accredited investors, while eleven purchasers of the common stock were non-accredited investors.

      On March 24, 1999 the Registrant, Docuport Delaware and Docuport Canada, authorized the exchange of all of the issued and outstanding shares and warrants of Docuport Canada into shares or warrants to purchase shares of Docuport Delaware on a 3 for 2 basis. Thereupon, the Board of Directors of the Registrant, both Docuport Delaware and Docuport Canada, agreed and authorized the exchange of 4,876,500 shares of common stock of Docuport Delaware for 3,245,000 shares of common stock of Docuport Canada. The Registrant further exchanged 115,000 warrants to purchase shares of common stock of Docuport Canada for 172,500 warrants to purchase shares of Docuport Delaware.

Item 27. Exhibits.

Number        Description
------        -----------
3.1           Articles of Incorporation of Registrant. (1)
3.2           By-Laws of Registrant. (1)
4.1           Specimen Common Stock Certificate. (1)
5.1           Opinion of Mintz & Fraade, P.C.
10.1          Employment Agreement of Norman Docteroff (1)
10.2          Marketing and Sales Agreement with Solutions Plus, Inc. (1)
10.3          Management and Consulting Agreement with Rexon Ltd. (1)

15.1          Letter on unaudited interim financial information (1)
21.1          Subsidiary of Registrant (1)
23.1          Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2          Consent of BDO Dunwoody
24.1 Power of Attorney (set forth on the signature page of this Registration Statement).(1)
27.1          Financial Data Schedule (1)


----------
(1)   Previously filed.

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      The Registrant hereby further undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on our behalf by the undersigned, in New York, State of New York, on November 18, 1999.

                                       DOCUPORT, INC.


                                       By: /s/ Raja S. Tuli
                                           ------------------------------------
                                           Raja S. Tuli, Chairman of the Board


                                       By: /s/ Norman Docteroff
                                           ------------------------------------
                                           Norman Docteroff, President